SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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Capella Education Company
 (Name of Registrant as Specified in Its Charter)

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CAPELLA EDUCATION COMPANY

Capella Tower
225 South 6th Street, 9th Floor
Minneapolis, Minnesota 55402
(888) 227-3552
March 22, 2013
Dear Shareholder:
You are cordially invited to attend the annual meeting of shareholders of Capella Education Company to be held at the Capella Tower, 225 South 6th Street, 3rd Floor Business Center, Minneapolis, Minnesota 55402, commencing at 9:00 a.m. Central Time on Tuesday, May 7, 2013.
The Secretary’s notice of annual meeting and the proxy statement that follow describe the matters to come before the meeting. During the meeting, we also will review the activities of the past year and items of general interest about our company.
This year we are continuing to take advantage of the Securities and Exchange Commission (SEC) rule allowing companies to furnish proxy materials to shareholders over the Internet. If you are a shareholder who holds shares of our common stock in an account at a brokerage firm, bank or similar organization, you will receive a Notice Regarding the Availability of Proxy Materials by mail from the organization holding your account. The Notice contains instructions on how you can access our proxy materials and vote your shares over the Internet. It also will tell you how to request a paper or e-mail copy of our proxy materials.
If you are a shareholder whose shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you will continue to receive a copy of the proxy statement and our annual report by mail.
We hope that you will be able to attend the meeting in person and we look forward to seeing you. Please vote by Internet as directed in the Notice, or request a paper or email copy of the proxy materials and follow the voting instructions set forth on the proxy card. Please vote as quickly as possible, even if you plan to attend the annual meeting. You may revoke the proxy and vote in person at that time if you so desire.
Sincerely,
J. Kevin Gilligan
Chairman and Chief Executive Officer

VOTING METHODS

The accompanying proxy statement describes important issues affecting Capella Education Company. If you are a shareholder of record, you have the right to vote your shares through the Internet or by mail. You also may revoke your proxy any time before the annual meeting. Each method is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

1.	BY INTERNET

a.	Go to the web site at www.proxyvote.com, 24 hours a day, seven days a week, through 11:59 p.m. (ET) on May 6, 2013.

b.	Please have your Notice and proxy card available and follow the instructions provided to obtain your records and to create an electronic voting instruction form.

2.	BY MAIL (if you vote by Internet or telephone, please do not mail your proxy card)

a.	If you received a Notice, first request a paper or email copy of the proxy materials as directed in the Notice.

b.	Mark, sign and date your proxy card.

c.	Return it in the postage‑paid envelope provided.
If your shares are held in an account at a brokerage firm, bank or similar organization, you will receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares. You will receive a Notice Regarding the Availability of Proxy Materials that will tell you how to access our proxy materials on the Internet and vote your shares over the Internet. It will also tell you how to request a paper or e-mail copy of our proxy materials.

Your vote is important. Thank you for voting.

CAPELLA EDUCATION COMPANY
________________

Notice of Annual Meeting of Shareholders
to be held on May 7, 2013
________________

The annual meeting of shareholders of Capella Education Company will be held at the Capella Tower, 225 South 6th Street, 3rd Floor Business Center, Minneapolis, Minnesota 55402, commencing at 9:00 a.m. Central Time on Tuesday, May 7, 2013 for the following purposes:

1.
To elect the following ten individuals to our Board of Directors, to serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified: J. Kevin Gilligan, Michael A. Linton, Michael L. Lomax, Jody G. Miller, Hilary C. Pennington, Stephen G. Shank, Andrew M. Slavitt, David W. Smith, Jeffrey W. Taylor and Darrell R. Tukua.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

3.	To submit an advisory vote on the executive compensation of our named executive officers (Say-On-Pay).

4.	To transact other business that may properly be brought before the meeting.
Our Board of Directors has fixed March 11, 2013 as the record date for the meeting, and only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.
Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present, you are urgently requested to vote the enclosed proxy through the Internet in accordance with the voting instructions provided to you. If you received a paper copy of the proxy card by mail, you may also date, sign and mail the proxy card in the postage-paid envelope that is provided. The proxy may be revoked by you at any time prior to being exercised, and voting your proxy through the Internet or returning your proxy by mail will not affect your right to vote in person if you attend the meeting and revoke the proxy.

By Order of the Board of Directors,
Gregory W. Thom
Secretary

Minneapolis, Minnesota
March 22, 2013

EQUITY COMPENSATION PLAN INFORMATION	35
SECTION (16)A BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	35
ADDITIONAL INFORMATION	36

_____________________
PROXY STATEMENT
_____________________
GENERAL INFORMATION

The enclosed proxy is being solicited by our Board of Directors for use in connection with the annual meeting of shareholders to be held on Tuesday, May 7, 2013 at the Capella Tower, 225 South 6th Street, 3rd Floor Business Center, Minneapolis, Minnesota 55402, commencing at 9:00 a.m. Central Time and at any adjournments thereof. Our telephone number is (888) 227-3552. The mailing of this proxy statement and our Board of Directors' form of proxy to shareholders, or a Notice regarding the availability of proxy materials, will commence on or about March 22, 2013.
Availability of Proxy Materials
As permitted by rules of the SEC, we are making our proxy materials, which include our notice of annual meeting, proxy statement and annual report, available to certain of our shareholders over the Internet. Any shareholder who holds shares of our common stock in an account at a brokerage firm, bank or similar organization will receive a Notice Regarding the Availability of Proxy Materials by mail from the organization holding the shareholder's account. The Notice contains instructions on how these shareholders can access our proxy materials and vote their shares over the Internet. These shareholders will not receive proxy materials by mail unless they specifically request that printed copies of the proxy materials be sent to them. The Notice tells these shareholders how to make such a request.
Any shareholder whose shares are registered directly in the shareholder's name with our transfer agent, Wells Fargo Bank, N.A., will continue to receive a printed copy of the proxy materials by mail.
Record Date and Quorum
Only shareholders of record at the close of business on March 11, 2013 will be entitled to vote at the annual meeting or adjournment. At the close of business on the record date, we had 12,392,860 shares of our common stock outstanding and entitled to vote. A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting.
Voting of Proxies
Proxies voted through the Internet in accordance with the voting instructions set forth on the enclosed proxy card, or in the accompanying form that are properly signed and duly returned to us, and not revoked, will be voted in the manner specified. A shareholder executing a proxy retains the right to revoke it at any time before it is exercised by notice to one of our officers in writing of termination of the proxy's authority or a properly signed and duly returned proxy bearing a later date.
Shareholder Proposals
We must receive shareholder proposals intended to be presented at the 2014 annual meeting of shareholders that are requested to be included in the proxy statement for that meeting at our principal executive office no later than November 22, 2013. We must receive any other shareholder proposals intended to be presented at the 2014 annual meeting of shareholders at our principal executive office no earlier than January 7, 2014 and no later than February 6, 2014.
Quorum
The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum.

Vote Required

Proposal	Vote Required	Broker Discretionary Voting Allowed

Proposal 1 - Election of ten directors	Plurality of votes cast	No
Proposal 2 - Ratification of auditors for fiscal year 2013	Majority of the shares entitled to vote and present in person or represented by proxy(1)	Yes
Proposal 3 - Advisory vote on executive compensation	We will consider our shareholders to have approved our executive compensation if the number of votes FOR exceeds the number of votes AGAINST	No
_______________

(1)	So long as the number of shares voted exceeds 25 percent of our outstanding shares.
With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or FOR all nominees except those specific nominees from whom you WITHHOLD your vote. The ten nominees receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than ten directors and shareholders may not cumulate votes in the election of directors.
With respect to Proposals 2 and 3, you may vote FOR, AGAINST or ABSTAIN.
If you abstain from voting on Proposals 1 or 3, the abstention will not have an effect on the outcome of the vote. Abstentions will have the effect of a vote against Proposal 2. A shareholder who does not vote in person or by proxy on a proposal (including a broker non-vote) will generally have no effect on the outcome of the vote.
Adjournment of Meeting
If a quorum is not present to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies.
Shares Held in Street Name
The only proposal on which your broker has discretionary authority to vote your shares is Proposal 2 regarding the ratification of our auditors. On any other proposal, your broker does not have discretionary authority to vote your shares. If your shares are held in street name and you do not provide instructions as to how your shares are to be voted on Proposal 1 or 3, your broker or other nominee will not be able to vote your shares on that matter. Accordingly, we urge you to direct your broker or nominee to vote your shares by following the instructions provided on the voting instruction card that you receive from your broker.
Expenses of Soliciting Proxies
We will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation electronically or by the use of mail, certain directors, officers and regular employees may solicit proxies by telephone or personal interview, and may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock, and we will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.
PROPOSAL NO. 1 -
ELECTION OF DIRECTORS
Composition of our Board of Directors
Our bylaws provide that our business will be managed by or under the direction of a Board of Directors. The number of directors constituting our Board of Directors is determined from time to time by our Board of Directors. Our Board currently consists of ten members and, effective with our annual meeting, our Board has determined we will continue to have ten members of our Board of Directors. Each director will be elected at the annual meeting to hold office until the next annual shareholders' meeting or the director's resignation or removal. Upon the recommendation of the Governance Committee of the Board of Directors, the Board has nominated the ten persons named below for election as directors. Proxies solicited by our Board of Directors will, unless otherwise directed, be voted to elect the ten nominees named below to constitute the entire Board of Directors.

Directors and Director Nominees
Director Nominees: All of the nominees named below are current directors of our company. Each nominee has indicated a willingness to serve as a director for the ensuing year, but in case any nominee is not a candidate at the meeting for any reason, the proxies named in the enclosed proxy form may vote for a substitute nominee selected by the Governance Committee.
The following table sets forth certain information regarding each director nominee:

Name	Age	Position	Committee Membership(1)
J. Kevin Gilligan	58	Chairman and Chief Executive Officer	None
Michael A. Linton	56	Director	Audit, Compensation
Michael L. Lomax	65	Director	Governance
Jody G. Miller	55	Director	Finance, Governance (chair)
Hilary C. Pennington	57	Director	Governance
Stephen G. Shank	69	Director	Finance
Andrew M. Slavitt	46	Director	Compensation (chair)
David W. Smith	67	Lead Director	Compensation, Governance
Jeffrey W. Taylor	59	Director	Audit, Compensation, Finance (chair)
Darrell R. Tukua	59	Director	Audit (chair), Finance
_______________

(1)	Each of our independent directors, or all of our current directors except Mr. Shank and Mr. Gilligan, serves on the Executive Committee.
The biographies of each of the directors below contain information regarding the person's service as a director, business experience, director positions held and director nominees currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Governance Committee and the Board to determine that the person should serve as a director of our company.
J. Kevin Gilligan joined our company on March 2, 2009 to serve as our Chief Executive Officer and as a member of our Board of Directors. On February 23, 2010, he was appointed Chair of our Board of Directors. Mr. Gilligan was previously the Chief Executive Officer of United Subcontractors, Inc., a nationwide construction services company, from 2004 until February 2009. United Subcontractors voluntarily filed for Chapter 11 bankruptcy on March 31, 2009 and emerged from the bankruptcy proceedings on June 30, 2009. From 2001 to 2004, Mr. Gilligan served as President and Chief Executive Officer of the Automation and Control Solutions Group of Honeywell International, a diversified technology and manufacturing company. From 2000 to 2001, Mr. Gilligan served as President of the Home and Building Control Division of Honeywell International. He also served as president of the Solutions and Services Division of Honeywell International from 1997 to 1999 and as Vice President and General Manager of the North American Region of the Home and Building Control Division from 1994 to 1997. Mr. Gilligan is a member of the board of directors for Graco Inc., a publicly held manufacturer and supplier of fluid handling equipment, and from September 2004 until February 2009 was a member of the board for ADC Telecommunications, Inc., a publicly held global supplier of network infrastructure. Mr. Gilligan earned a B.A. from Boston College. He is an experienced leader of large service organizations, with strong skills in strategic planning and operational execution.
Michael A. Linton has served as a director of our company since December 2, 2010. He is the enterprise chief marketing officer for Farmers Group, Inc., the third largest personal lines insurance group in the U.S., a position he has held since October 2011. Mr. Linton served as the executive vice president, marketing for FMN Technologies, an early stage technology advertising start-up in Silicon Valley, from September 2010 to September 2011. From March 2009 to September 2010, Mr. Linton was a consultant, advisor and columnist for Forbes.com, an online business periodical. From December 2006 to March 2009, he served as senior vice president, chief marketing officer for eBay, an online marketplace, and as general manager of eBay Motors, eBay Canada, Half.com, eBay Stores and ProStores. Previously he was the executive vice president, chief marketing officer for Best Buy Corporation, a specialty retailer of consumer-electronics and related products and services, from January 1999 to August 2006. Mr. Linton has served as a director on the board of Peet's Coffee and Tea, a premier specialty coffee and tea company in the U.S., from March 2005 to October 2012. In February 2010, Mr. Linton began his service as a director on the board of Support.com, a company providing online technology services and software to consumers and small businesses. He earned a Master of Business Administration from The Fuqua School of Business at Duke University in Durham, North Carolina; and a Bachelor of Science in Business Administration from Bowling Green State University in Bowling Green, Ohio. Mr. Linton has extensive executive leadership experience and a strong background in marketing, brand development and digital businesses.

Michael L. Lomax has served as a director of our company since December 2, 2010. He is the president and CEO of the United Negro College Fund, serving in this role since 2004. He previously served as president of Dillard University in New Orleans from 1997 to 2004. In addition, Dr. Lomax served as a director of Whitney Holding Corporation and Whitney National Bank from 2002 to 2011. He has also served on numerous boards of directors, including Emory University, Teach for America, The Council of Independent Colleges, The National Alliance for Public Charter Schools, and the KIPP Foundation, the Nation's largest and highest performing charter school network. Dr. Lomax earned a PhD in American and Afro-American Literature from Emory University in Atlanta, a Master of Arts in English Literature from Columbia University in New York, and a Bachelor of Arts in English from Morehouse College in Atlanta. Dr. Lomax has been a leader in the education field for over 30 years and has extensive experience with learning transformation, access and accountability.
Jody G. Miller has served as a director of our company since 2003. Ms. Miller serves as CEO of the Business Talent Group, a company matching independent business executives with interim and project-based assignments, which she founded in 2005. From 2000 through 2007, Ms. Miller was a venture partner with Maveron LLC, a Seattle-based venture capital firm. From 1995 to 1999, Ms. Miller held various positions at Americast, a digital video and interactive services partnership, including as Acting President and Chief Operating Officer, Executive Vice President, Senior Vice President for Operations and Consultant. From 1993 to 1995, Ms. Miller served in the White House as Special Assistant to the President with the Clinton Administration. Ms. Miller is a member of the Board of Directors of the National Campaign to Prevent Teenage Pregnancy, a not-for-profit program devoted to reducing teen pregnancy. In 2009, Ms. Miller joined the Board of Advisors for the Drucker Institute, an organization focused on stimulating effective management and responsible leadership. Since 2005, Ms. Miller has been serving as a member of the Board of Directors of TRW Automotive Holdings Corp., an NYSE-listed global supplier of automotive components. From 2000 to 2004, Ms. Miller also served as member of the Board of Directors of Exide Technologies, an NYSE-listed battery manufacturing company. Ms. Miller earned a B.A. from the University of Michigan and a J.D. from the University of Virginia. She has extensive experience in our industry and a strong background in corporate governance, talent management and strategic planning.
Hilary C. Pennington has served as a director of our company since 2012. She served as the Director of U.S. Education - Postsecondary Success and Special Initiatives for the Bill and Melinda Gates Foundation, from 2006 until 2012. From 2005 to 2006, Ms. Pennington served as a Senior Fellow for the Center for American Progress, a progressive policy organization. Ms. Pennington was the founder of Jobs for the Future, an education and workforce development organization, and served as its Chief Executive Officer from 1984 through 2004 and its Vice Chair until 2006. Ms. Pennington earned a B.A. from Yale University, an M.B.A. from Yale School of Organization and Management and a Master's in Theological Studies from Episcopal Divinity School. Ms. Pennington has been a leader in education and workforce development for over 25 years and has extensive experience with higher education innovation and improvement.
Stephen G. Shank founded our company in 1991. Mr. Shank served as our Chief Executive Officer until March 2, 2009, and as our chairman until February 23, 2010. Mr. Shank served as a director of Capella University from 2006 to 2009 and from 1993 to 2003. Mr. Shank served as emeritus director of Capella University from 2003 to 2006. From 1979 to 1991, Mr. Shank was Chairman and Chief Executive Officer of Tonka Corporation, an NYSE-listed manufacturer of toys and games. Mr. Shank is a member of the Board of Directors of Tennant Company, an NYSE-listed manufacturer of cleaning solutions. Mr. Shank earned a B.A. from the University of Iowa, an M.A. from the Fletcher School, a joint program of Tufts and Harvard Universities, and a J.D. from Harvard Law School. He has experience leading our company for almost 20 years, a deep understanding of our industry and a strong background in strategic planning.
Andrew M. Slavitt has served as a director of our company since 2007. Mr. Slavitt is Group Executive Vice President of Optum, UnitedHealth Group's health services platform, a position he has held since 2012. From 2006 through 2011, Mr. Slavitt served as the CEO of OptumInsight (formerly Ingenix), a UnitedHealth Group subsidiary that provides health information technology solutions and consulting to 250,000 health care clients worldwide. He served as the COO of Ingenix from January 2005 through November 2006. From August 2004 through January 2005, Mr. Slavitt served as CEO of the consumer solutions business of UnitedHealth Group. Mr. Slavitt was the founder of HealthAllies, a consumer health care benefits company, and served as its CEO from August 1999 through August 2004. HealthAllies was acquired by UnitedHealth Group in 2003. Mr. Slavitt is a graduate of the Wharton School and The College of Arts & Sciences at the University of Pennsylvania, and received his M.B.A. from Harvard Business School. He is an experienced leader of a large, high growth organization with attributes similar to ours, with strong skills in government relations, strategic planning, and operational and regulated industry matters.
David W. Smith has served as a director of our company since 1998 and is currently our lead director. From 2000 to 2003, when he retired, Mr. Smith was the Chief Executive Officer of NCS Pearson, Inc. Mr. Smith was a member of the board of directors of Plato Learning, Inc., a NASDAQ-listed educational technology company, serving from 2004 until 2012. From 2004 to 2009, he served on the Board of Directors of Scientific Learning Corporation, a publicly traded company that provides education software. Mr. Smith earned a B.A. and an M.A. from Southern Illinois University, as well as an M.B.A. from the University of Iowa. He has extensive executive leadership experience in the education services industry and a strong background in strategic planning and operational matters.

Jeffrey W. Taylor has served as a director of our company since 2002. He is currently Senior Policy Advisor for Pearson, plc, a position he has held since June of 2012. Prior to this position, Mr. Taylor was Senior Vice President, U.S. Government Policy and Investor Relations, at Pearson plc from 2008 to 2012. He previously served as President of Pearson, Inc., the U.S. holding company of Pearson plc. From 2000 to 2003, Mr. Taylor served as Vice President of Government Relations for Pearson, Inc. From 1994 to 2000, he served as Vice President and Chief Financial Officer of National Computer Systems, an education testing and software company. Mr. Taylor earned a B.S. from Indiana State University. He has extensive executive leadership experience in the education services industry and a strong background in government relations and corporate finance.
Darrell R. Tukua has served as a director of our company since 2004. From 1988 to 2003, when he retired, Mr. Tukua was a Partner with KPMG LLP, a global provider of audit, tax and advisory services which he joined in 1976. Since 2005, Mr. Tukua has served on the board of directors of Constellation (formerly MMIC Group), a mutual holding company comprised of medical liability insurers, where he is also a member of the Audit & Budget, Investment and Governance Committees. Mr. Tukua served as a board observer for Constellation from 2004 to 2005. In addition, Mr. Tukua has served since 2005 as a member of the board of directors and Audit, Compensation and Nominating/Corporate Governance Committees of Gate City Bank, a retail and commercial bank. During 2004, Mr. Tukua was an advisory board member of Gate City Bank. Mr. Tukua also serves as a member of the board of directors of two non-profit organizations: Ecumen and the National Association of Corporate Directors Minnesota Chapter. He also serves as a member of the finance committee of the board of directors of non-profit Allina Health System. Mr. Tukua earned a B.S. from the University of South Dakota. He has extensive experience in finance, accounting, auditing, financial reporting and public company disclosure matters, as well as regulatory compliance, risk management and regulated industry matters.
None of the above nominees is related to each other or to any of our executive officers.
Board of Directors Meetings and Attendance
Our Board of Directors held four meetings during fiscal year 2012. During fiscal year 2012, each director attended at least 75 percent of the aggregate number of the meetings of our Board of Directors and of the board committees on which such director serves. We do not have a formal policy regarding attendance of our directors at annual meetings of our shareholders, but we do encourage each of our directors to attend annual meetings of our shareholders. All of our then-directors attended the 2012 annual meeting of shareholders.
Director Independence
Our Board of Directors reviews at least annually the independence of each director. During these reviews, our Board of Directors considers transactions and relationships between each director (and his or her immediate family and affiliates) and our company and its management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. In February 2013, our Board of Directors conducted its annual review of director independence and determined that no transactions or relationships existed that would disqualify any of the individuals who then served as a director under the rules of The NASDAQ Stock Market, Inc. or the SEC, with the exception of Mr. Gilligan, our current Chief Executive Officer, and Mr. Shank, who served as our Chief Executive Officer until March 2009.
Based on a review of information provided by the directors and other information we reviewed, our Board of Directors concluded that none of our non-employee directors have or had any relationship with our company that would interfere with his or her ability to exercise independent judgment as a director. Based upon that finding, our Board of Directors determined that Messrs. Linton, Lomax, Slavitt, Smith, Taylor, Tukua, Ms. Miller and Ms. Pennington, are “independent.” The following transactions, relationships or arrangements involving the following organizations with which certain of our directors have relationships were considered in reaching this determination: Mr. Slavitt (tuition received by Capella University from UnitedHealth Group (“UHG”) for certain UHG employees, pursuant to terms of corporate partner arrangement entered into in the ordinary and usual course); and Mr. Taylor (ordinary and usual course business relationships, primarily related to tutoring services, between our company and Pearson Education, Ltd. and Smartthinking, a subsidiary of Pearson). In the instances mentioned for both Mr. Slavitt and Mr. Taylor, the amounts paid were less than 1% of the gross revenues for each of the Company, UHG, Pearson and Smartthinking. Based on a review of the details of these arrangements, our Board of Directors concluded that none of these arrangements precluded Mr. Slavitt and Mr. Taylor from being “independent” under the applicable NASDAQ rules, and our Board of Directors does not believe that these arrangements interfere with the exercise of independent judgment by either Mr. Slavitt or Mr. Taylor.
Committees of Our Board of Directors
Our Board of Directors has five standing committees: Audit, Compensation, Finance, Governance and Executive. The charters for our Audit Committee, Compensation Committee, Governance Committee and Executive Committee are available in the Corporate Governance section of the Investor Relations page on our website at www.capellaeducation.com.

Audit Committee. Our Audit Committee consists of Messrs. Tukua (chair), Linton and Taylor. Our Audit Committee is directly responsible for, among other things, the appointment, compensation, retention and oversight of our independent registered public accounting firm. The oversight includes reviewing the plans and results of the audit engagement with the firm, approving any additional professional services provided by the firm and reviewing the independence of the firm. The committee is also responsible for discussing the effectiveness of internal control over financial reporting with the firm and relevant financial management. The purpose and responsibilities of our Audit Committee are more fully described in the committee's charter, a copy of which, as mentioned in the immediately preceding paragraph, is available on our website. Our Audit Committee held eight meetings in 2012. Our Board of Directors has determined that each member of our Audit Committee is “independent,” as defined under and required by the rules of The NASDAQ Stock Market, Inc. and the federal securities laws. The Board of Directors has determined that Mr. Tukua and Mr. Taylor each qualify as an “Audit Committee financial expert,” as defined under the rules of the federal securities laws.
Compensation Committee. Our Compensation Committee consists of Messrs. Slavitt (chair), Linton, Smith and Taylor. Our Compensation Committee is responsible for, among other things, recommending the compensation level of our chief executive officer to the Executive Committee, determining the compensation levels and compensation types (including base salary, equity awards, perquisites and severance) of the other members of our senior executive team and administering our equity compensation plans and other compensation programs. The Compensation Committee also recommends compensation levels for board members and approves new hire offer packages for our senior executive management. The purpose and responsibilities of our Compensation Committee are more fully described in the committee's charter. Our Compensation Committee held five meetings in 2012.
Finance Committee. Our Finance Committee consists of Messrs. Taylor (chair), Shank and Tukua and Ms. Miller. Our Finance Committee is responsible for, among other things, assisting the Board of Directors in fulfilling its oversight responsibilities related to financing transactions and changes in our capital structure; and acquisitions, joint ventures, divestitures and other business investment transactions in which we may be involved. The purpose and responsibilities of our Finance Committee are more fully described in the committee's charter. Our Finance Committee held four meetings in 2012.
Governance Committee. Our Governance Committee consists of Ms. Miller (chair) and Messrs. Lomax and Smith and Ms. Pennington. Our Governance Committee is responsible for, among other things, assisting the Board of Directors in selecting new directors and committee members, evaluating the overall effectiveness of the Board of Directors, reviewing CEO succession planning, and reviewing developments in corporate governance compliance. The purpose and responsibilities of our Governance Committee are more fully described in the committee's charter. Our Governance Committee held four meetings in 2012.
Executive Committee. Our Executive Committee consists of all independent members of our Board of Directors, or all of our directors except Mr. Shank and Mr. Gilligan, and is chaired by Mr. Smith, who is our lead director. Our Executive Committee is responsible for, among other things, evaluating and determining the compensation of our chief executive officer, setting the agenda for meetings of our Board of Directors, establishing procedures for our shareholders to communicate with our Board of Directors and reviewing and approving our management succession plan. The purpose and responsibilities of our Executive Committee are more fully described in the committee's charter. Our Executive Committee held one meeting and met in executive session following board meetings four times in 2012.
Corporate Governance Principles
Our Board of Directors has adopted Corporate Governance Principles. These guidelines are available on the Corporate Governance section of the Investor Relations page on our website at www.capellaeducation.com.
Code of Business Conduct
We have adopted the Capella Education Company Code of Business Conduct, which applies to all of our employees, directors, agents, consultants and other representatives. The Code of Business Conduct includes particular provisions applicable to our senior financial management, which includes our chief executive officer, chief financial officer, principal accounting officer and other employees performing similar functions. A copy of our Code of Business Conduct is available on the Corporate Governance section of the Investor Relations page on our website at www.capellaeducation.com. We intend to post on our website any amendment to, or waiver from, a provision of our Code of Business Conduct that applies to any director or officer, including our chief executive officer, chief financial officer, principal accounting officer and other persons performing similar functions, promptly following the date of such amendment or waiver.
Corporate Governance Documents Available on Our Website
Copies of our key corporate governance documents are available on the Investor Relations page of our website at www.capellaeducation.com. The charters for our Audit Committee, Compensation Committee, Governance Committee and Executive Committee, as well as copies of our Corporate Governance Principles and our Code of Business Conduct, are available on our website. In addition, any shareholder that wishes to obtain a hard copy of any of these corporate governance documents may do so without charge by writing to Investor Relations, Capella Education Company, Capella Tower, 225 South 6th Street, 9th Floor, Minneapolis, MN 55402.
Director Qualifications and Diversity
Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the long-term interests of our shareholders. Our Governance Committee works with our Board to determine the appropriate characteristics, skills, and experiences for the Board as a whole and its individual members with the objective of having a Board with diverse backgrounds and experience. Characteristics expected of all directors include independence, integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to the Board. We believe all of our directors possess these characteristics.
In evaluating the suitability of individual Board members and nominees, the Governance Committee takes into account many factors, including general understanding of business strategy, marketing, finance, executive compensation and other disciplines relevant to the success of a publicly traded company in today's business environment; understanding of our business and industry; educational and professional background; personal accomplishment; and gender, age, and ethnic diversity. The Governance Committee evaluates each incumbent director to determine whether he or she should be nominated to stand for re-election, based on each director's qualifications and suitability.
Director Nomination Process
Our Governance Committee selects nominees for directors pursuant to the following process:

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the identification of director candidates by our Governance Committee based upon suggestions from current directors and senior management, recommendations by shareholders and/or use of a director search firm;

•	a review of the candidates' qualifications by our Governance Committee to determine which candidates best meet our Board of Directors' required and desired criteria;

•	interviews of interested candidates who best meet these criteria by the chair of the Governance Committee, the chair of our Board of Directors, and/or certain other directors;

•
recommendation by our Governance Committee for inclusion in the slate of directors for the annual meeting of shareholders or appointment by our Board of Directors to fill a vacancy during the intervals between shareholder meetings; and

•	formal nomination by our Board of Directors.
Shareholders who wish to recommend individuals for consideration by our Governance Committee to become nominees for election to our Board of Directors at the 2014 annual meeting may do so by submitting a written recommendation to our Governance Committee, c/o General Counsel, Capella Education Company, Capella Tower, 225 South 6th Street, 9th Floor, Minneapolis, Minnesota 55402. Submissions must include a written recommendation and the reason for the recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual's past five years of employment history and any past and current board memberships. The submission must be accompanied by a written consent of the individual to stand for election if nominated by our Governance Committee and to serve if elected by our Board of Directors or our shareholders, as applicable. Alternatively, shareholders may directly nominate a person for election to our Board of Directors by complying with the procedures set forth in our bylaws.
Board Leadership Structure
Our Chief Executive Officer also serves as the Chair of our Board of Directors. Given our present size and stage of corporate development, as well as our successful history with a combined Chair/CEO role, our Governance Committee and Executive Committee have determined it is currently appropriate for our CEO to also serve as Board Chair. The Board retains the authority to separate these functions when and if deemed appropriate.
Our Executive Committee also elects a Lead Director from among our independent directors. Mr. Smith, our current Lead Director, has served in that role for over eight years and presides over executive sessions of the independent directors of the Board, works with the Board Chair to set meeting agendas, facilitates information flow and communication among the directors, and acts as a key liaison with the Board Chair.
Role of Board in Risk Oversight
The Board takes an active role in risk oversight of our company both as a full Board and through its committees. Presentations and discussions at Board and committee meetings include an assessment of opportunities and risks inherent in our strategies and external environment. The Board meets in executive session after each regularly scheduled Board meeting to, among other things, assess the quality of the meetings and to collect feedback for the Lead Director to present to the Chair of the Board and management. Such feedback includes any requests for specific information to assist the Board in carrying out its duties, including risk oversight.

Strategic risk, which relates to our company properly defining and achieving our high-level goals and mission, as well as operating risk, the effective and efficient use of resources and pursuit of opportunities, are regularly monitored and managed by the full Board through the Board's regular and consistent review of our operating performance and strategic plan. For example, at each of the Board's regularly scheduled meetings throughout the year, management provides presentations on our company's performance. Pursuant to the Board's established monitoring procedures, Board approval is required for our strategic plan and annual operating plan, which is reported on by management at each regular Board meeting.
Reporting risk, which relates to the reliability of our company's financial reporting, and compliance risk, relating to our company's compliance with applicable laws and regulations, is primarily overseen by the Audit Committee. The Audit Committee receives input directly from management, internal audit as well as our independent registered public accounting firm, Ernst & Young LLP regarding our financial reporting process, internal controls and public filings. The Committee also receives regular updates from our company's General Counsel regarding any Code of Conduct issues or legal compliance concerns.
In addition, our management conducts an annual enterprise wide risk assessment. Results of this risk assessment are presented to the Audit Committee. The objectives for the risk assessment process include (i) developing a defined list of key risks to be shared with the Audit Committee, Board and senior management; (ii) facilitating discussion of the risk factors to be included in Item 1A of our Annual Report on Form 10-K and (iii) guiding the development of the next year's audit plans.
In 2012, the annual enterprise risk assessment process was conducted by our director of internal audit, in consultation with executive and senior leadership, and the Compliance Committee. Our director of internal audit interviewed executive leaders as well as key department and functional leaders from all sections of our company to identify and evaluate risks. Identified risks were prioritized based on the potential exposure to the business, measured as a function of severity of impact and likelihood of occurrence. The risk profiles were discussed and refined during subsequent discussions with executive leaders and senior management. A summary of the results was presented to the Audit Committee, and the full Board was informed of the risk assessment process. In addition, the annual enterprise risk assessment provides the basis for creating an annual audit plan that is approved by the Audit Committee. In 2012, we completed the development of a formal Enterprise Risk Management (ERM) process, which included comprehensively reviewing our strategic goals, identifying risks to attaining those strategic goals, categorizing identified risks into risk categories, and risk weighting each risk category based on impact and likelihood. The ERM framework has been approved by the Board and the process for Board review and evaluation of various risk categories began in 2012 and continues into 2013; the current Board focus is weighted towards higher risk categories.
Compensation Committee Interlocks and Insider Participation
During 2012, Messrs. Linton, Slavitt, Smith and Taylor served as members of our Compensation Committee. None of our executive officers serve or in the past has served, as a member of the Board of Directors or Compensation Committee of any entity that has any of its executive officers serving as a member of our Board of Directors or Compensation Committee.
Communication with our Board of Directors
Interested parties may communicate directly with Mr. Smith, our Lead Director, or the non-management members of our Board of Directors as a group, by mail addressed to the attention of Mr. Smith as Lead Director, or the non-management members of our Board of Directors as a group, c/o General Counsel, Capella Education Company, Capella Tower, 225 South 6th Street, 9th Floor, Minneapolis, MN 55402. If our General Counsel in consultation with Mr. Smith determines that such communication to non-management members as a group is relevant to and consistent with our operations and practices, our General Counsel will then forward the communication to the appropriate director or directors on a periodic basis.
Our Board of Directors recommends that the shareholders vote for the election of each of the ten nominees listed above to constitute our Board of Directors.

PROPOSAL NO. 2 -
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The firm of Ernst & Young LLP (“Ernst & Young”) has been our independent registered public accounting firm since 1999. Our Audit Committee has selected Ernst & Young to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2013, subject to ratification by our shareholders. While it is not required to do so, our Audit Committee is submitting the selection of that firm for ratification in order to ascertain the view of our shareholders. If the selection is not ratified, our Audit Committee will reconsider its selection, and based on that reconsideration, may or may not select Ernst & Young. Proxies solicited by our Board of Directors will be, unless otherwise directed, voted to ratify the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2013.
A representative of Ernst & Young will be present at the meeting and will be afforded an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions during the meeting.
Fees
For the years ended December 31, 2012 and 2011, Ernst & Young billed us the amounts set forth below for professional services rendered in connection with audit, audit-related, tax and other professional services.

Services Rendered	2012	2011
Audit Fees (1)	$655,265	$643,771
Audit-Related Fees (2)	—	68,600
Tax Fees (3)	8,100	24,925
All Other Fees (4)	1,995	2,000
Total Fees	$665,360	$739,296
____________________

(1)	Audit Fees include fees associated with the integrated audit and quarterly reviews and services provided by the auditor in connection with statutory and regulatory filings.

(2)	In 2011, Audit-Related Fees include fees relating to the due diligence and agreed upon procedures performed for the acquisition of Resource Development International (RDI).

(3)
In 2011, Tax Fees include fees for services provided on an analysis of RDI's value-added tax position and other tax considerations relating to RDI. In 2012, Tax Fees include fees relating to tax considerations pertinent to RDI.

(4)	All Other Fees relate to a license fee for an accounting database.
Approval of Independent Registered Public Accounting Firm Services and Fees
The Audit Committee has adopted a policy regarding pre-approval of audit and non-audit services performed by the company's independent registered public accounting firm. The Audit Committee is responsible for pre-approving all engagements of the company's independent registered public accounting firm. The policy also highlights services the Audit Committee will and will not approve for audit and non-audit services. The policy requires written documentation be provided by the independent registered accounting firm to the Audit Committee for all tax services. In addition, all required discussions are held between the independent registered accounting firm and the Audit Committee.
The Audit Committee may, annually or from time to time, set fee levels for certain non-audit services that, as defined in the policy, may be paid for all non-audit services. Any engagements that exceed those fee levels must receive specific pre-approval from the Audit Committee. The Audit Committee may delegate to the Audit Committee chair authority to grant pre-approvals of permissible audit and non-audit services, provided that any pre-approvals by the chair must be reported to the full Audit Committee at the next scheduled meeting.
On a regular basis, management provides written updates to the Audit Committee consisting of the amount of audit and non-audit service fees incurred to date. All of the services described above were pre-approved by the company's Audit Committee.
Our Board of Directors recommends that the shareholders vote for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

AUDIT COMMITTEE REPORT
The Audit Committee (Committee) operates under a charter that specifies the scope of the Committee's responsibilities and how it carries out those responsibilities.
The Board of Directors has determined that all three members of the Committee are independent based upon the standards adopted by the Board, which incorporate the independence requirements under applicable laws, rules and regulations.
Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, risk management and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Ernst & Young LLP (Ernst & Young), the company's independent registered public accounting firm (independent auditors) is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting. The Committee's responsibility is to monitor and oversee these processes. The members of the Committee are not professionally engaged in the practice of accounting or auditing. The Committee relies, without independent verification, on the information provided to us and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Committee also relies on the opinions of the independent auditors on the consolidated financial statements and the effectiveness of internal control over financial reporting.
The Committee's meetings facilitate communication among the members of the Committee, management, the internal auditors, and the company's independent auditors. The Committee separately met with each of the internal and independent auditors with and without management, to discuss the results of their audits and their observations and recommendations regarding the company's internal controls. The Committee also discussed with the company's independent auditors all communications required by generally accepted auditing standards.
The Committee reviewed and discussed the audited consolidated financial statements of the company as of and for the year ended December 31, 2012 with management and the company's independent auditors.
The Committee has received the written disclosures required by PCAOB Rule 3526 - "Communication with Audit Committees Concerning Independence". The Committee discussed with the independent auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors' independence.
The Committee has reviewed and approved the amount of fees paid to the independent auditors for audit, audit-related, tax and other services. The Committee concluded that the provision of services by the independent auditors is compatible with the maintenance of their independence.
Ernst & Young has served as the independent registered public accounting firm of the company since 1999. Annually the Committee has engaged in a review of Ernst & Young in connection with the Committee's consideration of whether to recommend that shareholders ratify the selection of Ernst & Young as the company's independent auditor for the following year. In that review, the Committee considers both the continued independence of Ernst & Young and whether retaining Ernst & Young is in the best interests of the company and its shareholders. For this year's review, the Committee used the guidance in the “Audit Committee Annual Evaluation of the External Auditor” prepared by the National Association of Corporate Directors, Center for Audit Quality, Independent Directors Council and other organizations. The Committee requested that surveys be completed by individuals having substantial contact with Ernst & Young throughout the year. Using the survey results and other observations, the Committee had a candid discussion regarding Ernst & Young's overall performance. In addition, Ernst & Young reviews with the Committee its analysis of its independence in accordance with PCAOB Rule 3526. In performing its analysis, the Committee considered the length of time Ernst & Young has been the company's independent auditor, the breadth and complexity of the company's business and the resulting demands placed on its auditing firm in terms of expertise in the company's business and the quality of staff. The Committee recognized the ability of Ernst & Young to provide the necessary expertise to audit the company's business and other factors, including the policies that Ernst & Young follow with respect to rotation of the key audit personnel, so that there is a new partner-in-charge at least every five years. Based on the results of its review this year, the Committee concluded that Ernst & Young is independent and that it is in the best interests of the company and its shareholders to appoint Ernst & Young to serve as the company's independent registered accounting firm for 2013.
Based on the above-mentioned review and discussions, and subject to the limitations on our role and responsibilities described above and in the Committee charter, the Committee recommended to the Board that the company's audited consolidated financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.
Audit Committee:
Darrell R. Tukua, Chair
Michael A. Linton
Jeffrey W. Taylor

PROPOSAL NO. 3 -
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (SAY ON PAY)
As described in detail under the heading “Executive Compensation - Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, and the realization of increased shareholder value. Please read the “Compensation Discussion and Analysis” beginning on page 11 for additional details about our executive compensation programs, including information about the fiscal year 2012 compensation of our named executive officers.
We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say on pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers' compensation. We conduct say on pay votes on an annual basis, consistent with an advisory vote by our shareholders in 2011; shareholders will be asked again in 2017 to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers.
Our Board of Directors, upon recommendation of our Compensation Committee, recommends that you vote “FOR” the following resolution.
“RESOLVED, that the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2013 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, compensation tables and related narrative disclosure, is hereby approved.”
The say on pay vote is advisory, and therefore not binding on our company, our Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will seek to understand our shareholders' concerns and the Compensation Committee will evaluate whether any actions are appropriate to address those concerns.
Our Board of Directors, upon recommendation of our Compensation Committee, recommends shareholders vote for the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
The Compensation Committee of our Board of Directors establishes and oversees our compensation programs as they apply to our executive officers. The Compensation Committee is responsible for ensuring that our compensation programs position us to compete successfully for skilled executive talent in our dynamic business environment. The goal of our compensation program is to align compensation with our shareholder interests, our business objectives, regulatory guidelines, learner interests and an outcomes-driven culture.
Capella has designed our compensation programs with a primary focus on overall company performance, while serving learner interests, and enhancing productivity. Compensation is designed to be compliant with all U.S. Department of Education regulatory requirements.
Our Philosophy
We believe that compensation programs should be a tool to increase shareholder value by linking corporate strategy and business objectives. Five key business objectives and their corresponding compensation element(s) are as follows:

i.	Attract, retain and motivate talent (tied to salary and annual adjustments);

ii.	Pay for performance (tied to annual and long-term incentive plans);

iii.	Align interests of business leaders with those of shareholders (tied to long-term incentive plans);

iv.	Align compensation with strategy (tied to annual and long-term incentive plans);

v.	Discourage inappropriate risk taking (tied to all plans).
The underpinning of our compensation plans is our commitment to our learners and to leading the organization with high integrity in a way that reflects all of our corporate values.
We target base pay, annual incentives and long-term incentives to a market median position. We believe this allows us to best align with shareholder interests and ensures that a significant portion of our executives' pay is based on performance objectives. Additionally, we believe compensation arrangements, including base salary, annual and long-term incentive opportunities, perquisites and other compensation, should be consistent with relevant industry norms and must comply with all applicable rules and regulations including United States Department of Education incentive compensation regulations.
Executive Summary
Key Actions and Decisions in 2012. Highlighted below are some of the key actions and decisions with respect to our executive compensation programs for 2012 as approved by the Compensation Committee with counsel from its independent compensation consultant, Aon Hewitt.

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The Compensation Committee granted four of the five executive officers modest base salary increases of between two and two and one-half percent within a merit budget of two and one-half percent, reflective of their individual performance. Mr. Kinney was not granted a salary increase due to his recent hire.

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Our level of achievement on financial performance targets met the revenue threshold for payment, but failed to meet the operating income threshold in 2012. Our level of achievement on one of the two internal measures of learner satisfaction exceeded our expectations, and a portion of the learner success measure exceeded the threshold level of achievement. The combined results of our financial performance, learner satisfaction, and learner success, resulted in annual incentive plan payout well below target.

•
In 2012, the Compensation Committee approved the diversification of the long-term incentive compensation vehicle mix for Vice Presidents and above to include a long-term performance cash incentive component beginning in 2012 (for the 2012-2014 performance period), tied to absolute and relative company performance metrics. The Committee felt this change more closely aligns with shareholder interests and reflects the current long-term incentive compensation market practices in the competitive landscape for executive talent.

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In addition, the Compensation Committee considered that the advisory vote on the compensation of our executive officers (“say on pay”) was approved by a substantial majority of the shares voted on the matter.

Key Compensation Design Features. Our compensation plans continue to reflect the values of our company. Highlighted below are some of the most important features.

•	Independence of our Compensation Committee.

•	Ongoing monitoring of, and compliance with, our stock ownership guidelines.

•	Strong alignment of our long-term incentive pay to executives with the interests of shareholders.

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Consistency of our annual incentive compensation of executives with that of other management staff (not including those directly engaged in enrollments, advising or financial aid), based on revenue and operating income, learner satisfaction, and learner success.

All facets of incentive compensation earned by our executive officers are subject to the company's policy on executive compensation recoupment, as adopted by the Board of Directors on February 23, 2011.
Role of Compensation Consultants and Management
The Compensation Committee works with an external, independent consulting firm, Aon Hewitt, who has no other significant compensation consulting engagements with management at Capella. Aon Hewitt was hired by and reports to the Compensation Committee and works collaboratively with management.
The consultants are engaged to:

•	Compile and assess market competitiveness for the compensation of Capella's executives, consistent with our compensation philosophy,

•	Provide counsel on Compensation Committee best practices, compensation risk management, market changes and responses to regulatory changes,

•	Review and provide input on the companies included in our comparator group used for benchmarking purposes, and

•	Provide input on the design of the annual and long-term incentive compensation programs.
At times management recommends compensation work to be conducted by the compensation consultant, such as market data collection and review for specific positions. However, all compensation consultant work is authorized by the Compensation Committee prior to any work being completed by the consultant. Management, including the CEO, CFO and SVP Human Resources, works collaboratively with the consultants and the Compensation Committee to:

•	Ensure the consultants' understanding of executive positions to be benchmarked,

•	Communicate on business objectives and priorities in designing the annual and long-term incentive plans, and

•	Provide input on the value and contributions of the executive officers.
Aon Hewitt has developed safeguards to promote the independence of its executive compensation consulting advice. These independence policies include: (i) strong confidentiality requirements, a code of conduct and a strict policy against investing in client organizations; (ii) management of multiservice client relationships by separate account executives; (iii)

clearly defined engagements with compensation committees that are separate from any other services provided; (iv) formal segregation of executive compensation services into a separate business unit; (v) no incentives for cross-selling of services and no compensation rewards based on other results; (vi) no offers of more favorable terms for companies that retain Aon Hewitt for additional services; and (vii) consulting work limited to boards, compensation committees and companies, with no representation of individual executives in any capacity. The Compensation Committee has assessed the independence of Aon Hewitt pursuant to Securities and Exchange Commission ("SEC") rules and concluded that Aon Hewitt's work for the Compensation Committee does not raise any conflict of interest.
Additionally, our finance, legal, and human resources departments provided information to the Compensation Committee on important accounting, tax, financial, disclosure and other legal matters that may be applicable to plan design and implementation decisions. The following management representatives regularly participate in Compensation Committee meetings: CEO, CFO, SVP Human Resources, General Counsel, Assistant General Counsel, and compensation staff.
Our CEO makes recommendations to the Compensation Committee about the compensation of executive officers other than himself.
Compensation Determination
Benchmarking. We annually benchmark our executive compensation against the for-profit education sector, along with the general market for executive-level talent.
Our annual peer group review process, conducted every August, is divided into two phases, typically conducted in alternate years: (i) review and affirm criteria (i.e. industry, size, etc.); and (ii) review current peer group companies to determine if any should be considered for removal, decide if any need to be added, and consider the impact of such changes.
In 2012 we made only one modest change to our comparator group, removing Interactive Data Corporation, as it is no longer a public company. Our comparator group is a combination of competitors in the education field and companies outside of education with similar business models. When comparators outside the education sector were selected, we identified high performing companies in which both technology and customer retention/renewal played a significant role in their success. Our specific comparators are listed the following paragraph.
For purposes of comparison to companies in the for-profit education sector in 2012, we used three types of sources: (1) public filings for companies in the education industry, including: American Public Education, Inc., Apollo Group, Bridgepoint Education, Career Education Company, Corinthian Colleges, DeVry, Education Management, Grand Canyon Education, ITT Educational Services, K12 and Strayer, and (2) public filings for companies outside the education industry with similar business models, including Advisory Board Company, Allscripts Healthcare Solutions, Corporate Executive Board, FTI Consulting, Huron Consulting, Insperity, Monster Worldwide, Morningstar Inc., and Weight Watchers, and (3) well-established third party executive compensation survey sources that include a representative sample of organizations. The list of comparator companies may change over time. The public filings utilized provided us information on the compensation for our comparators' executive officers. The information from all companies identified is grouped together to form a range and median. The 25th percentile and 75th percentile values are identified to provide perspective on the amount of variability in the data between companies.
We believe it is important to understand and compare our compensation to other for-profit educational institutions. These firms vary greatly in size, approach and even target customer. For those that are significantly larger or smaller in size (e.g. revenue, income, and/or enrollment), their compensation data provides points of reference rather than targets.
In 2012, working with the Compensation Committee's executive compensation consultant, Aon Hewitt, we benchmarked our compensation against our comparator group and against general industry surveys, looking at base salary; total cash compensation, which is comprised of base salary and annual incentive compensation; and total direct compensation, which is comprised of total cash compensation plus the value of long-term incentive compensation. In making decisions on the compensation for executive officers, the Compensation Committee considered the executive's experience, performance and potential, and competitive benchmarking to align pay and performance. The Compensation Committee reviewed the resulting executive's total compensation relative to the benchmark data and considered the pay of each executive appropriate relative to market median pay.
Capella's CEO uses the market data provided by the consultants and approved by the Compensation Committee (along with an assessment of the performance and impact of each executive) to recommend to the Compensation Committee the appropriate compensation levels (base pay, annual incentive target and long-term incentive target) for each of the other executive officers. This was taken into consideration as the Compensation Committee made its decisions. The Compensation Committee had sole responsibility for the final compensation decisions for all executive officers, except the CEO. While the Compensation Committee provides a recommendation, the Executive Committee has final responsibility for the CEO's compensation.

We provide our shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say on pay proposal”). At our 2012 annual shareholder meeting, a substantial majority of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this confirms shareholders' support of our approach to executive compensation, and continues to refine our approach to executive compensation with this in mind. The Compensation Committee will continue to consider the outcome of the Company's say on pay votes when making future compensation decisions for our executive officers.
Performance Assessment of Executive Management
Each year, the Executive Committee of the Board of Directors conducts a performance review of the CEO. For other executive officers, the CEO prepares the performance assessment and provides it to the Compensation Committee. Both the CEO's review and the review of the executive officers are focused on achievement of specific, measurable organizational goals and milestones, and on demonstration of key leadership competencies. Following the review of the CEO, the Executive Committee directs the Compensation Committee to prepare a recommendation of compensation for the CEO. The recommendation, which considers the market benchmarking performed, and the performance of the CEO, is made to the Executive Committee who makes the final determination on the appropriate compensation. In the case of the executive officers other than the CEO, the CEO provides to the Compensation Committee his compensation recommendations. The recommendations are reviewed in light of the market benchmarking and performance of each executive officer.
The Executive Committee of the Board of Directors conducts an annual review of our CEO, Mr. J. Kevin Gilligan, consistent with the above described process.
At the direction of the Executive Committee, the Compensation Committee developed a compensation proposal for Mr. Gilligan, using the performance assessment along with the market data prepared by the consultants. This proposal was reviewed, and submitted for final approval, by the Executive Committee of the Board of Directors.
Compensation Elements
It is our practice not to enter into employment agreements for our employees, except in the case of our CEO, Mr. Gilligan, who was hired in 2009. While not our common practice, we have selectively offered signing bonuses, one-time new hire equity grants approved by the Compensation Committee at the next scheduled meeting following the date of hire, and/or guaranteed incentive compensation for the first year of employment.
In 2012, our executive compensation mix included the following elements: base salary; annual incentive opportunity, generally in the form of annual cash bonuses based on achievement of company performance objectives; long-term incentive opportunity, in the form of stock options, restricted stock units (RSUs), and long-term performance cash; severance benefits; and other benefits generally available to all employees. Perquisites are not a significant component of our executive compensation. The majority of the value of the annual incentive opportunity was based on annual company financial performance; the rest on specific internal quality measures of learner satisfaction and learner success. Long-term incentive compensation was based on long-term appreciation in value of our stock, and on a combination of absolute and relative financial measures and outcome-based learner results. Long-term incentive grants made to our executive officers were made with approximately one-third of the value in stock option awards, one-third of the value delivered in the form of time-vested RSUs, and one-third of the value delivered in the form of performance-based long-term cash.
For 2013, long-term incentive compensation for our executives, is based primarily on long-term appreciation in value of our stock, and secondarily on a combination of absolute and relative financial measures. Long-term incentive grants made to our executive officers in 2013 were granted with approximately one-third of the value in stock option awards vesting pro rata over four years, approximately one-third of the value in long-term performance cash awards with a three-year performance period, and the remaining value delivered in the form of time-vested RSUs with a three-year cliff vesting schedule.
Base Salary. Base salary reflects the experience, knowledge, skills and performance record the executive brings to the position, and is influenced by market factors.
The Compensation Committee annually reviews salaries for our executive officers against performance and market survey data. In 2012, all of our executive officers held positions commonly held in other organizations (CEO, CFO, University President, SVP Human Resources, and General Counsel), and thus were directly benchmarked to similarly titled positions in our peer comparators' organizations.
Consistent with common practice in executive compensation, and consistent with our prior year compensation programs, our consultants proposed, and the Compensation Committee approved, that we group our senior executives into three tiers reflective of the scope of their assignment and contributions to Capella. Tier one includes only our CEO. Tier two includes only our CFO. Tier three includes our remaining executive officers. These tiers allowed the consultants to expand their benchmarking and we used those tiers to align salary ranges, and annual and long-term incentive targets.

Individual executive base salaries may be adjusted based on individual performance, company performance and placement relative to compensation benchmarks. The performance assessment for each executive includes an evaluation of performance against objectives established at the beginning of the year and demonstration of leadership competencies. In evaluating executive performance for purposes of merit pay adjustments, the Compensation Committee also considers overall company performance, and the performance of the functional area(s) under an executive's scope of responsibility.
Annual Incentive Opportunity. The annual incentive opportunity for our executives is provided through our cash-based management incentive plan. The purpose of the plan is to tie executive compensation directly to performance metrics we believe are important to our shareholders, along with factors which drive business success such as learner outcome management. The plan is intended to encourage eligible management employees to produce a superior return for our shareholders and to remain in the employ of Capella. The management incentive plan is based on targets that reward strong company financial performance and is administered to comply with Department of Education guidelines described above in this Compensation Discussion and Analysis under “Overview.”
The level of participation for each executive officer in the annual incentive plan is based upon the degree to which his or her position impacts overall financial performance of the company, and also by benchmarking target incentive compensation levels to comparable positions in our peer companies.
Target award opportunities were established as a percentage of the executive's base salary, and ranged from 50 to 100 percent of base salary for 100 percent achievement of targets in 2012. These target award opportunities are consistent with the range of annual incentive opportunities in similarly titled positions in our peer comparators' organizations, as determined by our compensation consultant, Aon Hewitt.
At the beginning of each year, the Compensation Committee approves a payout matrix that details payout opportunities based on the company's achievement of plan objectives for the year. Upon completion of the fiscal year, executives receive incentive payments, if earned, pursuant to the terms of the management incentive plan and the payout matrix approved at the beginning of the year.
In making its annual determination of minimum, target and maximum payout levels under the annual incentive plan, the Compensation Committee may consider any specific and unusual circumstances facing us during the year. In 2012, no such circumstances were identified. Specifics of the 2012 plan and executive payouts appear in following sections.
Long-Term Incentive Opportunity. Capella believes that an important way to align executives' interests with those of the shareholders is to use equity grants as the primary component of long-term incentive compensation. In 2012, the value of our annual grant was comprised of approximately one-third of its value of the total grant in the form of stock options (with four- year pro rata vesting), one-third in the form of long-term performance cash (with a three-year performance period), and the remainder in the form of restricted stock units (with three-year cliff vesting).
Long-term incentive grants are generally made once annually to eligible executives. As needed to attract qualified candidates, we may make a long-term incentive grant at the time of hire. Newly promoted executives are eligible for a grant commensurate with their level at the next regularly scheduled annual grant. At times, our Compensation Committee may identify a need to strengthen retention value for a key executive and do so through a special incentive grant. In 2012, Mr. Kinney was provided a long-term incentive grant equal to 150% of his long-term incentive target as a condition of his hiring, described in the section titled “2012 Plans and Executive Compensation Decisions”.
Target long-term incentive grant levels are reviewed each year and set by the Compensation Committee. The Compensation Committee determines the amount of the long-term incentive opportunity by comparing to companies in the for-profit education sector and appropriate comparators outside the education sector. The same set of comparators is used for this benchmarking as are used to benchmark base pay and annual incentive opportunity. As is the case for salary and annual incentives, the benchmark information provides a median value and range for each position. This process is outlined above in the section titled, “Benchmarking”.
Target long-term incentive grant levels for each executive are expressed as a percentage of the executives' base pay. Target grant values for our executive officers range from 85 to 230 percent of base salary. In making decisions on the grant levels for these officers, the Compensation Committee referenced the range of competitors' long-term incentive targets (as described above), and considered the performance level and experience of each executive. Actual grants made to executives in 2012 appear in the table titled “Grants of Plan-Based Awards in 2012”.
Under our 1999 Stock Option Plan, any vested but unexercised stock options at the time of retirement may be exercised for a period of 60 days and three months, respectively, after retirement. Under our 2005 Stock Incentive Plan, vested but unexercised stock options may be exercised for up to one year after retirement. For executive equity grants made beginning in 2012 and later under our 2005 Stock Incentive Plan, unvested stock options will continue to vest upon retirement, and vested but unexercised stock options will remain exercisable for the duration of the option term following retirement. For equity grants made beginning in 2012 and later under our 2005 Stock Incentive Plan, unvested restricted stock units will continue to vest on schedule following retirement.
Under our Incentive Bonus Plan, if one of our executives ceases to be employed for any reason other than retirement, involuntary termination without cause, disability, or death during the performance period of our long-term performance cash incentive plan, any unearned awards are forfeited. In the event of retirement, disability, or involuntary termination without cause during the performance period, our executives would be eligible for a prorated portion of the final calculated payment under the plan, proportional to the amount of time the executive was employed by Capella during the performance period, when payments are made to other participants following the end of the performance period, to the extent that company performance exceeds threshold on any of the plan measures. In the event our executives cease to be employed during the performance period due to death, the executive's estate would be eligible to receive a prorated portion of the target award value under the plan, proportional to the amount of time the executive was employed by Capella during the performance period, as soon as administratively possible following termination.
Perquisites and Other Compensation. Employee benefits offered to key executives are designed to meet current and future health and security needs for the executives and their families. Executive benefits are generally the same as those offered to all employees, except that medical insurance premiums are paid in full by the company for the executive officers enrolled in our medical benefit plan. The employee benefits offered to all eligible employees include medical, dental and life insurance benefits, short-term disability pay, long-term disability insurance, flexible spending accounts, and a 401(k) retirement savings plan that includes a company match. In addition, executive officers are eligible to participate in our Senior Executive Severance Plan.
The 401(k) retirement savings plan is a defined contribution plan under Section 401(a) of the Internal Revenue Code. Employees may make contributions into the plan, expressed as a percentage of compensation, up to prescribed IRS annual limits. We provide an employer matching contribution of 100% on the first 2% of employee pay contributed, and 50% on the next 4% of employee pay contributed, for a maximum match of 4%.
Our executives are participants in our Senior Executive Severance Plan, which provides severance benefits upon the occurrence of certain triggering events. The Compensation Committee believes that such a plan is necessary to attract and retain key executives in the company's competitive employment market. Our Senior Executive Severance Plan pays additional benefits to most executives covered thereunder in the event of a change in control followed by an involuntary termination or termination for good reason. The Compensation Committee chose this “double trigger” design because it believed such design to be most consistent with market practices at the time.
2012 Plans and Executive Compensation Decisions
The compensation philosophy outlined above served as the primary guiding principles for compensation decisions regarding Mr. Gilligan and the other executives. Generally, the Compensation Committee's compensation actions for 2012 reflected the pay for performance philosophy and the partial achievement of management's financial, learner satisfaction and learner success objectives. Set forth below is a discussion of compensation actions for each executive officer, which reflects how the Compensation Committee viewed compensation in 2012.
Base Salary. Base salary adjustments were generally quite modest. Each of the executive officers had increases of between two and two and one-half percent. This reflected their market position and individual performance, and was consistent with the overall level of salary increases of other Capella employees.
Annual Incentive Opportunity. The annual cash incentive plan payments are outlined below. This plan is designed to allow the executive officer to earn above target compensation only when Capella as a Company delivers on financial performance that exceeds established targets. As a corporation, Capella did not meet our 2012 operating plan for operating income, but did meet our revenue threshold. Expectations were met for the internal measures of learner satisfaction, and a portion of our learner success measure exceeded the minimum threshold we established. As such, our 2012 annual incentive plan will pay out at approximately 43% of target.
2012 Annual Incentive Plan. Capella Education Company manages our annual incentive plan within the framework of the shareholder-approved Annual Incentive Plan. A portion of our cash-based incentive plan permits payments that constitute “performance-based compensation” which are therefore exempt from the $1 million limit on deductible compensation under Section 162(m).
In 2012, the annual incentive plan was based on the company's overall annual financial performance, achievement of multiple measures of learner satisfaction, and learner success goals. Our plan provided participants an opportunity to earn from 0 to 200 percent of the targeted incentive depending on the degree to which the company achieved its annual performance objectives for revenue and operating income; the degree to which the company achieved statistically significant improvement in multiple measures of learner satisfaction; and the degree to which we achieved improvement in learner success.

In 2012, the financial metrics accounted for 70 percent of the targeted annual incentive opportunity. Revenue accounted for 50 percent and operating income accounted for 50 percent of the financial component of the targeted opportunity. This weighting is based on our belief that both revenue growth and operating income growth are equally critical goals at this stage of our development and to our shareholders.
The remaining 30 percent of the targeted incentive opportunity was divided between two internally developed measures of learner satisfaction and a measure of learner success.
Learner satisfaction accounted for two-thirds of the non-financial component of the targeted incentive opportunity, with the remaining one-third determined by learner success. Learner satisfaction was measured using 1) learner responses to a single overall satisfaction question in our periodic learner engagement survey, and 2) learner responses from end of course-evaluations. Learner success was measured based upon improvement in new learner cohort persistence over a period of time. All three non-financial measures used prior year results as the initial baseline and required improvement in order to achieve any level of payout.
Below are the incentive plan measures considered in determining each executive's bonus.
2012 Annual Incentive Plan Measures and Weights for Executives

Plan Components and Measures	Weights
Company Financial Measures	70%
Revenue	35%
Operating Income	35%
Learner Satisfaction	20%
Capella University Learner Engagement Survey (CULES)	10%
End of Course Evaluations (EOCEs)	10%
Learner Success	10%
Incentive Opportunity for Achieving 100% of all Targets	100%

2012 Annual Incentive Plan Payout Levels

Payout Level as Percentage of Applicable Objective	Level of Achievement Compared to Objective
	Revenue ($mil) (1)	Operating Income ($mil) (2)	Learner Satisfaction (CULES) (3)	Learner Satisfaction (EOCEs) (3)	Learner Success (4)
50%	$419.0	$63.0	No decline	No decline	3 points of improvement for new cohorts over prior-year baseline
100%	$440.6	$74.8	1 point of improvement	1 basis point of improvement	5 points of improvement for new cohorts over prior-year baseline
200%	$463.0	$87.0	2 times target points of improvement	2 times target points of improvement	7 points of improvement for new cohorts over prior-year baseline
____________________

(1)
Payout levels range from 50 percent to 200 percent on the revenue component of the plan. Performance between minimum and maximum levels would result in prorated payments to plan participants. To receive a payout on the Revenue component, Capella had to achieve revenue of $419.0 million. Revenue below this level would have resulted in no payout on that component.

(2)
Payout levels range from 50 percent to 200 percent on the operating income component of the plan. Performance between minimum and maximum levels would result in prorated payments to plan participants. The minimum level to achieve payout on the operating income component of the plan was $63.0 million. Operating income below that level would have resulted in no payout on that component.

(3)
Payout levels range from 50 percent to 200 percent on the learner satisfaction components of the plan. Performance between minimum and maximum levels would result in prorated payments to plan participants. The minimum level to achieve payout on the learner satisfaction components of CULES and EOCEs is no decline from prior-year baseline. Results below that level would have resulted in no payout on the applicable learner satisfaction component.

(4)
Payout levels range from 50 percent to 200 percent on the learner success component of the plan. Performance between minimum and maximum levels would result in prorated payouts to plan participants. The minimum level to achieve payout on the learner success component is at least three points of improvement over prior-year baseline for any of four new quarterly learner cohorts. Each new learner cohort is attributable to 25 percent of value of this measure, and achievement of performance above threshold on any cohort may result in payment on that portion of the measure, independent of the performance of other cohorts. Failure to achieve the threshold level of at least three points of improvement over the prior year baseline in all four new learner cohorts would have resulted in no payout on this measure.

This annual incentive plan has the necessary management controls to limit the amount of operating risk - using operating income with a minimum level of $63 million, revenue with a minimum level of $419.0 million, minimum levels of achievement over prior year baselines on non-financial metrics before payout is possible on that measure, and caps on maximum payouts on all measures. The minimum thresholds on each measure are independent of other incentive measures.
In 2012, for the purposes of calculating achievement of revenue and operating income targets in our annual incentive plan, we achieved $421.9 million in revenue, and $59.4 million in operating income. Revenue slightly exceeded the minimum for incentive payment, while operating income finished below the threshold for incentive payment. For the learner satisfaction component of the annual incentive plan, we achieved well in excess of one basis point of improvement in our end of course evaluations, but a decline in our learner engagement survey (CULES), leading to a 200 percent of target payout on the EOCE component and no payout on the CULES component. For learner success, we achieved less than 3 points of improvement in three of the four learner cohorts measured, but exceeded the target of five points of persistence improvement in one of the four learner cohorts, resulting in a payout of 31.25 percent of target on that component. Based on the combined results achieved for each of these plan components, participants (including executive officers) earned approximately 43 percent of the targeted incentive opportunity in 2012.
Long-Term Incentive Opportunity.
2012 Long-Term Incentive Plan Awards. The Compensation Committee's 2012 long-term incentive grant award levels were consistent with the performance level Capella realized in 2011 taking into account continued industry weakness in 2012, with variations based on individual performance. Management recommended, and the Committee concurred, that as a result of ongoing weakness in the company's stock price, long-term incentive awards should be granted below target in order to continue to effectively manage the impact of the lower stock price on shareholder dilution. For four of the five executive officers, grants ranged from 81 to 99 percent of the executives' market based target awards, reflective of the experience, knowledge, skills, performance record, and potential executive brings to the position. Mr. Kinney received an award of 150 percent of target as a condition of the commencement of his employment.
Beginning in 2012, our executive officers, as well as other Capella executives at the Vice President level and higher, received approximately one-third of their long-term incentive award in the form of long-term performance cash. This plan is governed within the framework of the shareholder-approved Incentive Bonus Plan.
In 2012, the long-term performance cash plan was based primarily on the company's overall financial performance over the coming three-year performance period, and secondarily on comparisons to federal standards on gainful employment set forth by the United States Department of Education in 2011. Our plan provided participants an opportunity to earn from 0 to 200 percent of the targeted incentive depending on the degree to which the company achieved its multi-year performance objectives for revenue and return on invested capital; and the degree to which the company succeeded relative to federal standards on gainful employment of our past learners. Following the end of the three-year performance period, the Compensation Committee may compare the company's performance on financial measures versus a select portion of our education sector peers, and may adjust the portion of the payout attributable to these measures negatively by up to ten percent, and positively by up to twenty percent based on the company's relative achievement on these measures.
In 2012, the financial metrics accounted for 80 percent of the targeted incentive opportunity over the performance period. Three-year compound annual growth in revenue (CAGR) accounted for 50 percent and three-year return on invested capital (ROIC) accounted for 50 percent of the financial component of the targeted opportunity. This weighting is based on our belief that both revenue growth and adequate return on shareholder capital are equally critical goals at this stage of our development. Final payout on financial measures may vary negatively by up to ten percent and positively by up to twenty percent based on company performance relative to a select subset of our education sector peers on the same measures. Payout on these measures may range from 50-200 percent of target, depending on performance relative to targets, before taking into account adjustments for relative performance versus our education sector peers.
As designed and implemented in 2012, the remaining 20 percent of the targeted incentive opportunity is measured by long-term success of past cohorts of Capella graduates within established degree programs against federally established minimums on gainful employment. A program is considered to lead to gainful employment in a recognized occupation if it meets one of the following criteria:

(1)	Loan Repayment Rate - at least 35 percent of former students are repaying their loans (defined as reducing the loan balance by at least $1); or

(2)
Debt to Earnings Ratios - the estimated annual loan payment of a typical graduate does not exceed 12 percent of his or her total earnings; or a debt-to-service-to-discretionary-income ratio of 30% or less.

If all Capella degrees programs not subject to allowed exceptions to gainful employment standards meet either one of the above two criteria over the entirety of the three-year performance period, target achievement will be considered met on this measure. Failure of any programs to meet either of the above criteria will result in below target payout, reduced by the proportion of revenue that program contributed to the combined revenue of all eligible programs during the performance period. The table below entitled “2012-2014 Long-Term Performance Cash Incentive Plan Payout Measures” provides additional information. This portion of the targeted incentive opportunity is not subject to the payout modifier relative to the subset of our education sector peers. For reasons discussed below, this gainful employment metric is only applicable for 2012. For 2013-2014, the weighting previously attributable to gainful employment will be evenly redistributed to the same financial metrics as the 2013-2015 long-term performance cash plan.
Below are the incentive plan measures considered in determining each executive's long-term performance cash plan target incentive opportunity.
2012-2014 Long-Term Performance Cash Incentive Plan Measures and Weights

Applicable to: CEO, CFO, University President, SVPs, and VPs

Plan Components and Measures	Weights
Company Financial Measures	80%
Revenue	40%
Return on Invested Capital	40%
Federal Standards on Gainful Employment	20%
Incentive Opportunity for Achieving 100% of all Targets	100%

2012-2014 Long-Term Performance Cash Incentive Plan Payout Measures

Payout Level as Percentage of Applicable Objective	Level of Achievement Compared to Objective
	3-Year Compound Annual Growth in Revenue (1)	3-Year Average Return on Invested Capital (2)	Federal Standards on Gainful Employment (3)
50%	3.00%	24.30%	Target payout on this measure reduced by 3 times each failing program(s) revenue as a percentage of total eligible program revenue
100%	4.56%	30.00%	All eligible programs meet either Loan Repayment or Debt-to-Earnings metrics for entire performance period
200%	6.10%	35.20%
All eligible programs meet either Loan Repayment or Debt-to-Earnings metrics for entire performance period and financial performance is greater than 100%, 100% times average of payout to target on each financial measure

Performance Modifier Relative to Peers	-10% to +20% of final results, assuming at least minimum achievement	-10% to +20% of final results, assuming at least minimum achievement	No modifier for performance relative to education sector peers
_______________

(1)
Payout levels range from 50 percent to 200 percent on the 3-year CAGR component of the plan. Performance between minimum and maximum levels would result in prorated payments to plan participants. To receive a payout on the revenue component, Capella must achieve compound annual revenue growth of 3.0 percent from fiscal years

2012-2014. Compound annual revenue growth below this level will result in no payout on that component. If compound annual revenue growth exceeds 3.0 percent from fiscal years 2012-2014, final payout on this measure may be adjusted negatively by up to 10 percent, or positively by up to 20 percent, subject to company performance on substantially similar measures relative to a subset of our publicly traded education sector peers.

(2)
Payout levels range from 50 percent to 200 percent on the 3-year average return on invested capital component of the plan. Performance between minimum and maximum levels would result in prorated payments to plan participants. To receive a payout on the return on invested capital component, Capella must achieve average return on invested capital of 24.30 percent from fiscal years 2012-2014. Average return on invested capital below that level will result in no payout on that component. If average return on invested capital exceeds 24.30 percent from fiscal years 2012-2014, final payout on this measure may be adjusted negatively by up to 10 percent, or positively by up to 20 percent, subject to company performance on substantially similar measures relative to a subset of our publicly traded education sector peers.

(3)
Payout levels range from 50 percent to 200 percent on the federal standards of gainful employment component of the plan. Performance between minimum and maximum levels would result in prorated payments to plan participants. All eligible Capella degree programs must meet minimum federally established standards on either loan repayment rates or debt-to-earnings ratios over the entire performance period for target payout to be achieved. Failure of any programs to meet minimum federally established standards on either loan repayment rates or debt-to-earnings ratios will result in below target payout, reduced by the proportion of revenue that program contributed to the combined revenue of all eligible programs during the performance period. In order for payout above 100 percent to occur, all eligible programs must meet minimum federally established standards on either loan repayment rates or debt-to-earnings ratios over the entire performance period and the average payout to target on the financial measures of the plan must exceed 100 percent. This portion of the targeted incentive opportunity is not subject to the payout modifier relative to the subset of our education sector peers.

Following the establishment of our plan's performance measures based on federal standards of gainful employment as established by the United States Department of Education, a federal court ruling in 2012 vacated the gainful employment standard. Because of this court ruling, it is no longer operationally possible to use the gainful employment measure in the 2012-2014 long-term performance cash incentive plan for fiscal years beyond 2012. While gainful employment will still be utilized on a pro rata basis for the first year of the plan, a new measure will be introduced to replace it for the remaining two years of the performance period. This new measure will not change the minimum or maximum payout potential under the plan.
This long-term incentive plan has the necessary management controls to limit the amount of operating risk - using minimum levels of achievement all metrics before payout is possible on that measure, and caps on maximum payouts on all measures. The minimum thresholds on each measure are independent of other incentive measures.
2013 Variable Pay Plans
2013 Management Incentive Plan. In 2013 Capella applied similar principles to the design of the annual management incentive plan as we did in 2012.
The level of participation for each executive is based upon the degree to which his or her position impacts overall financial performance of the company, and also on market competitive factors. Target award opportunities are established as a percentage of the executive's base salary, and ranged from 50 to 100 percent of base salary for 100 percent achievement of targets.

•
Financial measures which drive annual bonus earning opportunities are year-over-year revenue change and the level of operating income. We consider both revenue and operating income, key metrics which are aligned with shareholder interests.

•	A component that pays for achievement of key learner satisfaction improvements has again been included.

•
A component that pays for improvement in learner success, a key strategic initiative for Capella, is again included. This component covers executives in policy-making roles on persistence initiatives. For the 2013 Management Incentive Plan, learner success will be measured by improvement in new learners persisting in their programs against a baseline cohort of learners from Q4, 2011 through Q3, 2012

Operating risk is managed in the same way in 2013 as in 2012 with a minimum performance threshold, maximum payout cap and use of multiple metrics.
Awards under this plan are made pursuant to the provisions of the shareholder approved incentive bonus plan.
The Compensation Committee reviewed the design of the annual incentive plan and determined the plan remained appropriate and effective.

Weights
Plan Components and Measures	Applicable to all Executives
Company Financial Measures	80%
Operating Income	40%
Revenue	40%
Shared Learner Satisfaction Objective	10%
University Learner Engagement Survey or
End of Course Evaluations
Key Initiatives/Objectives - Learner Success	10%
Incentive Opportunity for Achieving 100% of all Targets	100%
Our annual incentive plan's minimum threshold (the level below which management will earn no bonus) and maximum (the level above which management's bonus payment remains static), are set consistent with our annual financial plan. Payments to plan participants for performance between minimum and maximum levels will be interpolated. The Compensation Committee believes the payout schedules provide the appropriate rewards for achieving year-over-year change.
2013 Long-Term Incentive Plan. Continuing the practice established in 2012, and consistent with extensive discussions and market benchmarking by the executive compensation consultant, the Compensation Committee will utilize a performance cash component as part of the long-term incentive mix for Vice Presidents and above. The long-term performance cash component provides additional diversification to the vehicle mix in the long-term incentive plan, and allows for the use of multi-year financial targets to further incent our executives to achieve multi-year goals critical to the long-term success of our business. Performance will be measured over a three-year performance cycle, with goal achievement evaluated at the end of the cycle. The long-term performance cash incentive opportunity in the plan is tied to successful achievement of revenue and operating income goals over the course of the cycle. The portion of the final award value tied to financial performance may be adjusted downward by up to 10 percent and upward by up to 20 percent, based upon Capella's performance on revenue and operating income relative to our education sector peer companies over this three-year performance period.
For executive officers, the value of our annual long-term incentive grant will be comprised of approximately one-third stock options (with four-year pro rata vesting), one-third time-based restricted stock units (with three-year cliff vesting), and one-third long-term performance cash awards with goals measured over and evaluated following a three-year performance cycle.
Policies and Practices
Grants of Equity Awards. Capella has a clear and consistent policy for all equity grants which stipulates that no grants shall occur on a date when our insider trading window is closed, which includes the period beginning the sixteenth day of the third month of a quarter, and continuing through the second trading day after a release of the previous quarter's earnings, in addition to other times throughout the year when we may be aware of material, non-public information.
This policy helps ensure that stock option grants are made at a time when any material information that may affect our stock price has been provided to the market and, therefore, the exercise price or value of the award reflects the fair value of our stock based on all relevant information.
Promotional and other discretionary equity grants may occur at regularly scheduled Compensation Committee meetings throughout the year. The full Board of Directors must approve all equity awards to non-employee directors. In the case of option awards, the exercise price of the option award is set equal to the closing price of our common stock on the date of grant.
Equity Terms and Conditions. From 2006 through 2011, the terms of new stock options did not exceed seven years. Beginning in 2012, the terms of new stock options do not exceed 10 years. In 2006, we also adopted a practice of issuing nonqualified stock options and discontinued issuing incentive stock options. Vesting schedules for option awards are generally four years, at 25 percent per year. Vesting schedules for awards of RSUs are generally three-year cliff vesting. We believe this schedule reinforces performance over the long term, which will ultimately be reflected in the stock price.
In order to attract and retain qualified executive level talent, and to more closely align the terms of our equity agreements with prevailing market practices as indicated by our independent executive compensation consultant, Aon Hewitt, we made several changes to the vesting terms of equity grants made beginning in 2012. Non-qualified stock options were changed from a seven year term to a ten year term to expiration. In the event of retirement, non-qualified stock options will continue to vest on schedule and remain exercisable for the remainder of the term of the option. Previously, vesting ceased on the date of termination following retirement and executives retained the right to exercise vested stock options for up to one year following termination. For our executive officers, the definition of retirement was changed from 65 years of age to a combination of 55 years of age and at least seven years of employment service with Capella. For members of our Board of Directors, the definition of retirement was changed from 65 years of age to 55 years of age. Restricted stock units will also continue to vest on schedule in the event of retirement, and all vesting restrictions will lapse in the event of change in control, disability, or death. Previously, unvested restricted stock units were cancelled in full at termination in the event of retirement. Also, any unvested restricted stock units were cancelled, with a pro rata portion paid out as soon as administratively possible following termination due to disability or death.
Stock Ownership Guidelines. In December 2008, our Board of Directors revised the stock ownership guidelines for our officers. The amended guidelines (shown below) clarify the positions covered under the guidelines. The intent of the guidelines is for executive officers to retain the equity awarded by Capella until the applicable retention amount is satisfied, rather than creating an expectation that executives need to make open market purchases to meet the guidelines. Prior to satisfying the guidelines, the only permitted disposition is sale/forfeiture to cover income tax liability associated with option exercises, the lapsing of restrictions on restricted stock awards or the constructive receipt of shares underlying restricted stock units. Compliance is measured at the time of proposed sale transactions using recent trading prices to determine fair market value.
The retention guidelines for our executives remain unchanged and are as follows:

Position	Company Common Stock Value Equal to:
Chief Executive Officer	Four times annual salary
Chief Operating Officer (1)	Three times annual salary
Senior Vice Presidents	Two times annual salary
Vice Presidents	One times annual salary
____________________

(1)	No one currently holds the title of Chief Operating Officer.
The stock ownership guidelines can be met through holding shares, in-the-money vested stock options, vested restricted stock or restricted stock units or a combination of these equity types. For executive officers other than the CEO or CFO, exceptions to the guidelines must be approved by the CEO or the CFO and reported to the Compensation Committee. For the CEO or CFO, exceptions must be approved by the Compensation Committee. Lastly, our insider trading policy prohibits executives from engaging in margin loans or otherwise pledging their shares. Largely as a result of recent stock price volatility, each of our executives was determined to be below the ownership guideline threshold at the end of 2012. All transactions by our executives in 2012 were made in compliance with the stock ownership guidelines.
Accounting and Tax Impact of Executive Compensation Programs. Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company's CEO and CFO or any of the company's three most highly compensated executive officers, other than the CEO and CFO, who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual's performance meets pre-established objective goals based on performance criteria approved by shareholders).
A portion of our cash-based annual management incentive plan permits payments that constitute “performance-based compensation” which are therefore exempt from the $1 million limit on deductible compensation under Section 162(m). The portion of our long-term incentive awards that is in the form of stock options (33% of the value of the long-term incentive award in 2012) would also be exempt from the $1 million limit on deductible compensation under Section 162(m). All other portions of our executive compensation plans are subject to the 162(m) deduction limitation. It is generally our intent for all incentive compensation paid to our executives in excess of $1 million to be qualified for tax deductibility under section 162(m). No incentive compensation was paid to our executive officers in 2012 in excess of the $1 million threshold for tax deductibility under section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee:
Andrew M. Slavitt, Chair
Michael A. Linton
David W. Smith
Jeffrey W. Taylor
Summary Compensation Table
The following table shows, for (i) our chief executive officer, (ii) our chief financial officer, and (iii) our three other executive officers, collectively referred to as our named executive officers, information concerning compensation earned for services in all capacities during the fiscal years ended December 31, 2012, December 31, 2011 and December 31, 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
J. Kevin Gilligan	2012	681,704	—	499,001	484,344	295,354	10,862	1,971,265
Chief Executive Officer	2011	664,250	—	523,491	1,017,909	278,780	10,960	2,495,390
	2010	629,808	—	1,009,835	1,303,797	893,955	10,858	3,848,253
Steven L. Polacek	2012	416,454	—	219,108	212,565	135,324	10,527	993,978
Senior Vice President and Chief Financial Officer	2011	406,577	—	243,049	472,628	127,070	10,510	1,259,834
	2010	113,846	—	300,085	—	143,776	155	557,862
Scott L. Kinney(4)	2012	330,289	—	191,181	185,634	77,737	10,425	795,266
University President
Sally B. Chial	2012	330,419	—	92,818	90,099	71,579	10,418	595,333
Senior Vice President - Human Resources	2011	321,135	—	181,403	218,818	66,952	10,362	798,670
	2010	308,769	—	112,699	287,579	233,116	10,319	952,482
Gregory W. Thom	2012	313,531	—	72,283	70,251	67,907	10,397	534,369
Senior Vice President and General Counsel	2011	306,577	—	155,632	174,482	59,291	10,336	706,318
_______________

(1)
Valuation based on the grant date fair value of the awards granted in each fiscal year, calculated in accordance with ASC Topic 718. See Note 12 to our consolidated financial statements for the year ended December 31, 2012 for a description of the assumptions used in each year presented.

(2)	Based on 2012 company performance, incentive awards were paid out at 43.3 percent of target incentive opportunity; for further information, see table under “Grants of Plan Based Awards in 2012” below.

(3)
Represents the value of our matching contribution to the 401(k) plan accounts of the named executive officers, and the premiums we paid for group term life insurance on behalf of the named executive officers. The amounts for 2012 include:

•	For Mr. Gilligan, a 401(k) matching contribution to his account of $10,000 and life insurance premiums paid on his behalf in the amount of $862.

•	For Mr. Polacek, a 401(k) matching contribution to his account of $10,000 and life insurance premiums paid on his behalf in the amount of $527.

•	For Mr. Kinney, a 401(k) matching contribution to his account of $10,000 and life insurance premiums paid on his behalf in the amount of $425.

•	For Ms. Chial, a 401(k) matching contribution to her account of $10,000 and life insurance premiums paid on her behalf in the amount of $418.

•	For Mr. Thom, a 401(k) matching contribution to his account of $10,000 and life insurance premiums paid on his behalf in the amount of $397.

(4)	Mr. Kinney joined the Company on January 17, 2012.

Grants of Plan-Based Awards in 2012
The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the fiscal year ended December 31, 2012.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)		All Other Stock Awards: Number of Shares of Stock or Units (7)	All Other Option Awards: Number of Securities Underlying Options (#) (8)	Exercise or Base Price of Option Awards ($/Sh) (9)	Grant Date Fair Value of Stock and Option Awards ($)
J. Kevin Gilligan		340,852	(1)	681,704	(2)	1,363,408	(3)
		242,150	(4)	484,300	(5)	1,123,576	(6)
	2/22/2012							12,150			499,001
	2/22/2012								29,405	41.07	484,344
Steven L. Polacek		156,170	(1)	312,340	(2)	624,681	(3)
		106,300	(4)	212,600	(5)	493,232	(6)
	2/22/2012							5,335			219,108
	2/22/2012								12,905	41.07	212,565
Scott L. Kinney		82,572	(1)	165,144	(2)	330,289	(3)
		92,800	(4)	185,600	(5)	430,592	(6)
	2/22/2012							4,655			191,181
	2/22/2012								11,270	41.07	185,634
Sally B. Chial		82,605	(1)	165,210	(2)	330,419	(3)
		45,050	(4)	90,100	(5)	209,032	(6)
	2/22/2012							2,260			92,818
	2/22/2012								5,470	41.07	90,099
Gregory W. Thom		78,383	(1)	156,765	(2)	313,531	(3)
		35,100	(4)	70,200	(5)	162,864	(6)
	2/22/2012							1,760			72,283
	2/22/2012								4,265	41.07	70,251
______________

(1)	Reflects the minimum cash incentive payout possible under the Management Incentive Plan for 2012, which was 50 percent of target incentive opportunity.

(2)	Reflects the target cash incentive payout possible under the Management Incentive Plan for 2012 for achievement of 100 percent of target.

(3)
Reflects the maximum cash incentive payout possible under the Management Incentive Plan for 2012, for achievement in excess of 100 percent of target and up to the maximum, which was 200 percent of target incentive opportunity. Based on actual Management Incentive Plan achievement, a payout of 43.3 percent was earned.

(4)	Reflects the minimum cash incentive payout possible under the Long-Term Performance Cash Plan, which is 50 percent.

(5)	Reflects the target cash incentive payout possible under the Long-Term Performance Cash Plan, which is 100 percent.

(6)	Reflects the maximum cash incentive payout possible under the Long-Term Performance Cash Plan, which is 232 percent.

(7)	Reflects restricted stock units granted under our annual executive grant program. These vest and are settled in the form of common stock on the third anniversary of the date of grant.

(8)	Reflects stock options granted under our annual executive grant program. These vest and become exercisable in 25 percent increments on each annual anniversary of the date of grant.

(9)	Reflects fair market value on the date of grant.

Determination of Fair Market Value for Option Awards of Common Stock
In determining the exercise price for stock option grant awards, under our 2005 Stock Incentive Plan, options must be granted at an exercise price not less than the fair market value of our common stock on the grant date, determined by reference to the closing price of our common stock on such date. Prior to our initial public offering in November 2006, the valuation used to determine the fair market value of our common stock at each grant date was performed internally and contemporaneously with the issuance of the options. The options expire on the date determined by the Board of Directors but may not extend more than 10 years from the grant date for options granted prior to August 2, 2006. In August 2006, the Board of Directors approved a change to our stock option policy to shorten the contractual term from 10 years to seven years for future grants. In December 2011, our Compensation Committee approved changing the contractual terms back to 10 years for future grants. The options generally become exercisable over a four-year period. Shares subject to options that expire or are cancelled become available for re-issuance under the 2005 Plan. Stock options issued pursuant to our discontinued 1999 Plan are still outstanding; however, unexercised options that are canceled upon termination of employment are not available for re-issuance.
Employment Agreement Provisions
The following provisions for individual employment agreements are applicable to understanding the compensation tables.
On January 20, 2009, we entered into an employment agreement with J. Kevin Gilligan, pursuant to which Mr. Gilligan agreed to serve as our Chief Executive Officer. Pursuant to the terms of his employment agreement, Mr. Gilligan received, among other things: (1) an initial annualized base salary of $575,000, (2) an initial annual incentive compensation award targeted at 100 percent of his base salary, and (3) 6,000 shares of restricted stock, subject to a two-year ratable vesting period.

Outstanding Equity Awards at 2012 Fiscal Year-End
The following table sets forth certain information concerning equity awards outstanding to the named executive officers at December 31, 2012.

		Option Awards					Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
J. Kevin Gilligan	5/12/2009	22,500	7,500	51.21	5/11/2016	(1)
	5/11/2010	20,176	20,174	89.09	5/10/2017	(1)
	5/10/2011	13,345	40,035	50.53	5/9/2018	(1)
	2/22/2012		29,405	41.07	2/21/2022	(1)
	5/11/2010						5,725	161,617	(2)
	5/11/2010						5,610	158,370	(3)
	5/10/2011						10,360	292,463	(2)
	2/22/2012						12,150	342,995	(2)
Steven L. Polacek	5/10/2011	6,197	18,588	50.53	5/9/2018	(1)
	2/22/2012		12,905	41.07	2/21/2022	(1)
	12/2/2010						1,772	50,024	(4)
	5/10/2011						4,810	135,786	(2)
	2/22/2012						5,335	150,607	(2)
Scott L. Kinney	2/22/2012		11,270	41.07	2/21/2022	(1)
	2/22/2012						4,655	131,411	(2)
Sally B. Chial	8/29/2007	30,000		51.69	8/28/2014	(1)
	5/12/2009	6,000	2,000	51.21	5/11/2016	(1)
	5/11/2010	4,450	4,450	89.09	5/10/2017	(1)
	5/10/2011	2,869	8,606	50.53	5/9/2018	(1)
	2/22/2012		5,470	41.07	2/21/2022	(1)
	5/11/2010						1,265	35,711	(2)
	5/10/2011						3,590	101,346	(2)
	2/22/2012						2,260	63,800	(2)
Gregory W. Thom	8/2/2006	1,679		20.00	8/1/2013	(1)
	8/9/2007	3,426		42.65	8/8/2014	(1)
	8/14/2008	5,400		53.91	8/13/2015	(1)
	5/12/2009	3,825	1,275	51.21	5/11/2016	(1)
	5/11/2010	2,700	2,700	89.09	5/10/2017	(1)
	5/10/2011	2,288	6,862	50.53	5/9/2018	(1)
	8/12/2005	1,379		20.00	8/11/2015	(1)
	2/22/2012		4,265	41.07	2/21/2022	(1)
	5/11/2010						765	21,596	(2)
	5/10/2011						3,080	86,948	(2)
	2/22/2012						1,760	49,685	(2)

(1)	Vests and becomes exercisable in 25 percent increments on each yearly anniversary of the date of the grant.

(2)	Vests on the third anniversary of the date of grant.

(3)	Vests on the fifth anniversary of the date of grant.

(4)	Restricted stock award granted on 12/2/2010 for 5,315 shares vests in 33 percent increments on each yearly anniversary of the date of grant.

Option Exercises and Stock Vested in Fiscal Year 2012
The following table sets forth certain information concerning stock option exercises by the named executive officers in 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
J. Kevin Gilligan	—	—	6,100	183,671
Steven L. Polacek	—	—	1,772	49,049
Scott L. Kinney	—	—	—	—
Sally B. Chial	—	—	1,600	48,176
Gregory W. Thom	—	—	1,100	33,121
_______________

(1)
The value realized on exercise is calculated as the multiple of (A) either (i) the actual sales price of the shares underlying the options exercised if the shares were immediately sold or (ii) the closing price of the shares underlying the options exercised if the shares were held, minus (B) the applicable exercise price of those options.

(2)	The value realized at vesting is calculated as the closing price of the shares on the date of vesting.
Potential Payments Upon Termination or Change in Control
On September 11, 2007, we established the Capella Education Company Senior Executive Severance Plan, referred to as the Senior Executive Severance Plan, to provide severance pay and other benefits to certain eligible employees. To be eligible for the Senior Executive Severance Plan, the employee must: (1) be designated as a participant in writing by our chief executive officer, (2) be in a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, (3) have completed 90 days of service with us from the most recent date of hire, (4) have their employment terminated under certain circumstances, (5) not be a participant in the Executive Severance Plan applicable to certain other employees and (6) execute a release. The release contains non-competition and non-solicitation provisions that apply for a period of 12 months post-termination of employment, and confidentiality provisions that apply indefinitely following termination of employment. As of December 31, 2012, the participants in the Senior Executive Severance Plan included our chief executive officer and chairman of the board of directors and all senior vice president level employees and vice president level employees, including all of the named executive officers in the Summary Compensation Table.
Under the Senior Executive Severance Plan, as amended on December 13, 2007 and August 14, 2008, a qualifying severance event occurs if, unrelated to a change in control, there is an involuntary termination other than for cause. A qualifying event also occurs in the event there is a change in control, and there is a voluntary termination of employment for good reason or an involuntary termination other than for cause, within 24 months following the change in control. Participants who experience a qualifying severance event will be eligible to receive severance benefits, based on their termination event, including severance pay equal to 12 months of base salary (or 24 months, if following a change in control), outplacement assistance for up to 12 months, and continuation coverage under certain employee benefit plans for up to 12 months (or up to 18 months, if following a change in control), subject to adjustments as provided below. For employee benefit plan continuation, the departed employee must pay the employee portion of applicable premiums during the applicable continuation period, just as he/she would have paid during his/her employment. In situations involving a qualifying termination within 24 months of the change in control event, a participant (except the chief executive officer) will also receive payment of 200 percent of any targeted bonus for the year of termination. Severance pay is paid bi-weekly in accordance with our standard payroll practices over the number of months upon which severance pay is based. However, amounts payable during the first six months following the participant's termination may be limited, as necessary to be an “involuntary separation pay plan” under Internal Revenue Code Section 409A.
To further comply with Internal Revenue Code Section 409A, if a participant has a qualifying severance event in his/her first calendar year of employment with the company, any amounts otherwise payable to said participant under the Senior Executive Severance Plan during the first six months following termination will be paid by March 15th of the calendar year following the calendar year in which the participant terminated employment.
We have also provided specific severance benefits to certain of our executives under such executives' employment and plan grant agreements, which are described below. The Senior Executive Severance Plan provides that any employment agreement that specifically provides for the payment of severance benefits will remain in full force and effect and that any amounts due and payable under the Senior Executive Severance Plan will be reduced or offset by any similar amounts payable due to termination under an employment agreement.
Our Board of Directors, chief executive officer, or any other individual or committee to whom such authority has been delegated may amend or terminate the Senior Executive Severance Plan (the “Plan”). The Plan cannot be amended to reduce benefits or alter Plan terms, except as may be required by law, for a period of 24 months following a change in control, as defined in the Plan. In addition, the Plan provides that any amendment to the Plan or termination of the Plan, adopted within six months prior to a change in control will become null and void upon the change in control event. The Senior Executive Severance Plan will terminate immediately upon our filing for relief in bankruptcy or on such date as an order for relief in bankruptcy is entered against us.
For purposes of the Senior Executive Severance Plan, certain terms are defined as follows:

•
“Cause” means (1) employee's commission of a crime or other act that could materially damage our reputation; (2) employee's theft, misappropriation, or embezzlement of our property; (3) employee's falsification of records maintained by us; (4) employee's failure substantially to comply with our written policies and procedures as they may be published or revised from time to; (5) employee's misconduct directed toward learners, employees, or adjunct faculty; or (6) employee's failure substantially to perform the material duties of employee's employment, which failure is not cured within 30 days after written notice from us specifying the act of non-performance.

•
“Good Reason” means (1) the demotion or reduction of the executive's job responsibilities upon a Change-in-Control; (2) executive's total target compensation is decreased by more than 10 percent in a 12 month period; or (3) a reassignment of executive's principal place of work, without their consent, to a location more than 50 miles from their principal place of work upon a Change-in-Control. To be eligible for benefits, the executive must terminate employment for Good Reason within 24 months after the date of the qualified Change-in-Control. In addition, the executive must have provided written notice to us of the asserted Good Reason not later than 30 days after the occurrence of the event on which Good Reason is based and at least 30 days prior to executive's proposed termination date. We may take action to cure executive's stated Good Reason within this 30-day period. If we take action, executive will not be eligible for Plan benefits if the executive voluntarily terminates.

•	A “Change in Control” shall be deemed to occur if any of the following occur:

(1)
Any person or entity acquires or becomes a beneficial owner, directly or indirectly, of securities of Capella representing 35 percent or more of the combined voting power of our then outstanding voting securities, subject to certain exceptions;

(2)
A majority of the members of our Board of Directors shall not be continuing directors, for which purpose continuing directors are generally those directors who were members of our board at the time we adopted the Plan and those directors for whose election our Board of Directors solicited proxies or who were elected or appointed by our Board of Directors to fill vacancies caused by death or resignation or to fill newly-created directorships;

(3)
Approval by our shareholders of a reorganization, merger or consolidation or a statutory exchange of our outstanding voting securities unless, immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the persons who were the beneficial owners, respectively, of our voting securities and shares immediately prior to such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than 65 percent of, respectively, the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors and the then outstanding shares of common stock, as the case may be, of the corporation resulting from such reorganization, merger, consolidation or exchange in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or exchange, of our voting securities and shares, as the case may be; or

(4)
Approval by the shareholders of (x) a complete liquidation or dissolution of our company or (y) the sale or other disposition of all or substantially all of our assets (in one or a series of transactions), other than to a corporation with respect to which, immediately following such sale or other disposition, more than 65 percent of, respectively, the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and the then outstanding shares of common stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the persons who were the beneficial owners, respectively, of our voting securities and shares immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of our voting securities and shares, as the case may be.

J. Kevin Gilligan Employment Agreement. Under the terms of our employment agreement with Mr. Gilligan, in the event of Mr. Gilligan's involuntary termination of employment without Cause, as defined in the Senior Executive Severance Plan, the severance payable to Mr. Gilligan shall be not less than an amount equal to three times Mr. Gilligan's annualized base salary in effect immediately prior to the date of termination of Mr. Gilligan's employment.

Long-Term Performance Cash/Annual Management Incentive Grants. Under the terms of our long-term performance cash grants and our annual management incentive grants, commencing with awards issued in 2012, in the event an executive's employment terminates due to Retirement (defined as earlier of age 65 or age 55 with seven years of service), Disability (as defined in our 2011 shareholder approved Omnibus Incentive Bonus Plan) or involuntary termination without Cause (as defined in the Senior Executive Severance Plan) during the performance period, the executive will be eligible to receive a prorated portion of the final calculated payment under the grant when payments are made to other participants following the end of the performance period.
Under the terms of our long-term performance cash grants, commencing with awards issued in 2012, in the event an executive's employment terminates in connection with a Change in Control (as defined), then the executive will be eligible to receive a pro rata payment, paid at achieved performance based on the truncated performance cycle following valuation at close.
For purposes of the following tables, certain terms, such as “cause,” “good reason,” and “change in control” are defined in the Senior Executive Severance Plan as described above, or, if the definition is more favorable to the executive, as such term is defined in any letter agreement between us and the executive, which are also described above.
In the event that an involuntary termination of the employment of a named executive officer other than for cause has occurred (assuming a change in control had not occurred) on December 31, 2012, the following amounts would have been paid to each named executive officer:

Name	Base Salary Payment Amount ($) (1)	Target or Earned Bonus Compensation Payment Amount ($) (2)	Estimated Value of Outplacement Assistance ($)	Value of Insurance Premiums for Health, Dental and Life Insurance Continuation ($) (3)	Total ($)
J. Kevin Gilligan	2,058,600	456,787	25,000	18,175	2,558,562
Steven L. Polacek	419,200	206,191	25,000	17,840	668,231
Scott L. Kinney	375,000	139,604	25,000	17,738	557,342
Sally B. Chial	332,600	101,612	25,000	12,876	472,088
Gregory W. Thom	315,200	91,307	25,000	16,624	448,131

(1)	Equal to 12 months of base salary in effect on December 31, 2012 for all named executive officers, except equal to three times annualized base salary for Mr. Gilligan.

(2)	Equal to pro rata payment of Long-Term Performance Cash paid at target and annual incentive awards earned at 43.3 percent of target incentive opportunity.

(3)	Reflects the employer share of the premiums for our insurance plans for 12 months.

•	For Mr. Gilligan, includes medical insurance premiums of $16,444; dental insurance premiums of $869; and life insurance premiums of $862.

•	For Mr. Polacek, includes medical insurance premiums of $16,444; dental insurance premiums of $869; and life insurance premiums of $527.

•	For Mr. Kinney, includes medical insurance premiums of $16,444; dental insurance premiums of $869; and life insurance premiums of $425.

•	For Ms. Chial, includes medical insurance premiums of $12,458; and life insurance premiums of $418.

•	For Mr. Thom, includes medical insurance premiums of $15,358; dental insurance premiums of $869; and life insurance premiums of $397.

If, on December 31, 2012, a named executive officer involuntarily terminated his or her employment within 24 months of a change in control for good reason, or if the employment of a named executive officer was involuntarily terminated other than for cause within 24 months of a change in control, the following amounts would have been paid to each named executive officer:

Name	Base Salary Payment Amount ($) (1)	Target Bonus Compensation Payment Amount ($) (2)	Value of Accelerated Options ($) (3)(4)	Value of Accelerated Awards ($) (5)	Estimated Value of Outplacement Assistance ($)	Value of Insurance Premiums for Health, Dental and Life Insurance Continuation ($) (6)	Total ($)
J. Kevin Gilligan	1,372,400	1,533,833	—	955,445	25,000	27,262	3,913,940
Steven L. Polacek	838,400	699,667	—	336,417	25,000	26,760	1,926,244
Scott L. Kinney	750,000	436,867	—	131,411	25,000	26,608	1,369,886
Sally B. Chial	665,200	362,633	—	200,857	25,000	19,313	1,273,003
Gregory W. Thom	630,400	338,600	—	158,228	25,000	24,936	1,177,164
_______________

(1)
Equal to 24 months of base salary in effect on December 31, 2012 for all named executive officers. Amounts would be paid in bi-weekly installments over the term of the severance period (calculated as the number of months during which the participant is entitled to receive base salary), subject to any six month delay in payments to comply with Section 409A.

(2)
Equal to the pro rata payment of 2012 long-term performance cash award, paid at target based on truncated performance cycle, and two times the target annual incentive award for fiscal 2012. Amounts would be paid in a lump sum upon termination, subject to any six month delay in payments to comply with Section 409A.

(3)	Based on the closing price of our common stock on December 31, 2012, the last trading day of fiscal 2012, of $28.23.

(4)	Under the 2005 Stock Incentive Plan, options vest in full if a termination of employment occurs within three years of the change in control.

(5)	Under the 2005 Stock Incentive Plan, forfeiture provisions on restricted stock cease if a termination of employment occurs within two years of the change in control.

(6)	Reflects the employer share of the premiums for our insurance plans for 18 months, as follows:

•	For Mr. Gilligan, includes medical insurance premiums of $24,666; dental insurance premiums of $1,304; and life insurance premiums of $1,292.

•	For Mr. Polacek, includes medical insurance premiums of $24,666; dental insurance premiums of $1,304; and life insurance premiums of $790.

•	For Mr. Kinney, includes medical insurance premiums of $24,666; dental insurance premiums of $1,304; and life insurance premiums of $638.

•	For Ms. Chial, includes medical insurance premiums of $18,686; and life insurance premiums of $627.

•	For Mr. Thom, includes medical insurance premiums of $23,037; dental insurance premiums of $1,304; and life insurance premiums of $595.
Summary of Other Provisions - Termination of Employment
Disability Termination. Executive officers whose employment terminates due to disability have the following provisions specific to the termination event:

•	70 percent of any unused paid time off balance at the time of termination will be paid out.

•
Under the terms of our stock option plans and stock incentive plan, all unvested options immediately vest upon termination, and the employee has up to one year post-termination to exercise options before expiration. If a termination due to disability had occurred on December 31, 2012, the value of the accelerated options for each named executive officer would have been as follows: Mr. Gilligan - $0; Mr. Polacek - $0; Mr. Kinney - $0;Ms. Chial - $0; and Mr. Thom - $0.

•
Under the terms of our stock incentive plan and our restricted stock unit (RSU) grant agreements, for any awards issued prior to 2012, a pro rata portion of the RSUs vest upon disability, calculated through the date the recipient ceases to be an employee. For any awards issued during or after 2012, the entire portion vests upon disability. If a termination due to disability had occurred on December 31, 2012, the value of the accelerated restricted stock awards each named executive officer would have been as follows: Mr. Gilligan - $729,542; Mr. Polacek - $259,824; Mr. Kinney - $131,411; Ms. Chial - $150,862; and Mr. Thom - $116,416.

•
Under the terms of our long-term disability insurance plan, assuming the executive has enrolled, the executive is entitled to receive 60 percent of their regular base salary, up to a maximum of $10,000 a month, for as long as they are classified as disabled by the insurance company. Such amounts will be paid by the insurance company under the terms of our insured plan.

•
Under the terms of the Management Incentive Plan, a pro rata portion is earned of the final calculated payment, calculated through the number of months completed of the performance period. If a termination due to disability had occurred on December 31, 2012, the value of incentive awards paid would have been as follows: Mr. Gilligan - $295,354; Mr. Polacek - $135,324; Mr. Kinney - $77,737; Ms. Chial - $71,579; and Mr. Thom - $67,907.

Retirement. Senior executive officers (which currently includes all executives at or above the vice president level, including each of the named executive officers) whose employment terminates due to retirement (defined as earlier of age 65 or age 55 with seven years of service) have the following provisions specific to the termination event:

•	70 percent of any unused paid time off balance at the time of termination will be paid out.

•
Under the terms of our 2005 Stock Incentive Plan, for any awards issued during or after 2012, unvested options and RSUs will continue to vest, and for option awards the employee may exercise until the expiration date of the awards. Under the terms of our 2005 Stock Incentive Plan, for any awards issued prior to 2012, the employee has up to one year post-termination to exercise any vested options which were vested as of the termination date. Under the terms of our 1999 Stock Option Plan, the employee has up to three months post-termination to exercise any options which were vested as of the termination date.

•
The executive will be eligible to take a distribution consistent with reaching normal retirement age, and the provisions specified in the 401(k) retirement savings plan, from his or her account balance.

Death.

•
Upon death, all stock options issued under the 1999 Stock Option Plan and the 2005 Stock Incentive Plan become immediately exercisable, and remain exercisable for up to one year following the event. If a termination due to death had occurred on December 31, 2012, the value of the accelerated options for each named executive officer would have been as follows: Mr. Gilligan - $0; Mr. Polacek - $0; Mr. Kinney - $0; Ms. Chial - $0; and Mr. Thom - $0.

•
Under the terms of our stock incentive plan and our restricted stock unit (RSU) grant agreements, for any awards issued prior to 2012, a pro rata portion of the RSUs vest upon death, calculated through the date of death. For any awards issued during or after 2012, the entire portion vests upon death. If a termination due to death had occurred on December 31, 2012, the value of the accelerated restricted stock awards each named executive officer would have been as follows: Mr. Gilligan - $729,542; Mr. Polacek - $259,824; Mr. Kinney - $131,411;Ms. Chial - $150,862; and Mr. Thom - $116,416.

•
Under the terms of the Management Incentive Plan, a pro rata portion is earned of the target award, calculated through the number of months completed of the performance period. If a termination due to death had occurred on December 31, 2012, the value of incentive awards paid would have been as follows: Mr. Gilligan - $681,704; Mr. Polacek - $312,340; Mr. Kinney - $165,144; Ms. Chial - $165,210; and Mr. Thom - $156,765.

Director Compensation
The following table shows, for the fiscal year ended December 31, 2012, all compensation that our company paid to our directors.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Total ($)
Mark Greene (2)	50,000	75,059	125,059
Michael Linton	56,000	75,059	131,059
Michael Lomax	50,000	75,059	125,059
Jody Miller	56,000	75,059	131,059
Hilary Pennington	37,500	75,059	112,559
Stephen Shank	50,000	75,059	125,059
Andrew Slavitt	58,500	75,059	133,559
David Smith	65,000	75,059	140,059
Jeffrey Taylor	56,000	75,059	131,059
Darrell Tukua	67,000	75,059	142,059
_______________

(1)	Fees reflect annual retainer and committee chairperson fees which were paid quarterly. These fees were the only cash compensation paid to any director in 2012.

(2)	Mr. Greene resigned from our Board of Directors effective December 5, 2012.

The following table shows the aggregate number of shares underlying outstanding stock options held by persons who served on our Board during 2012.

Name	Shares Underlying Outstanding Stock Option Awards (#)	Exercisable (#)	Unexercisable (#)	Shares Underlying Outstanding Stock Awards not Vested (#)
Mark Greene	10,000	10,000	—	3,396
Michael Linton	—	—	—	3,191
Michael Lomax	—	—	—	3,191
Jody Miller	6,427	6,427	—	4,063
Hilary Pennington	—	—	—	2,465
Stephen Shank	—	—	—	3,396
Andrew Slavitt	11,931	11,931	—	3,396
David Smith	1,931	1,931	—	3,396
Jeffrey Taylor	1,931	1,931	—	4,063
Darrell Tukua	5,924	5,924	—	3,396
In 2012, we paid each non-employee an annual cash retainer of $50,000, paid quarterly, for fees associated with board and committee service. Mr. Smith, our lead director, received an additional cash retainer of $15,000, paid quarterly. Mr. Tukua, the chair of the Audit Committee, received $17,000, Mr. Slavitt, the chair of the Compensation Committee, received $8,500, Ms. Miller, the chair of the Governance Committee, received $6,000, and Mr. Taylor, the chair of the Finance Committee, received $6,000, all paid quarterly. In addition, Mr. Linton received $6,000 for his service on two Committees, as well as on our marketing leadership council. Each non-employee director has the option to receive stock options in lieu of cash compensation; in 2012, no directors made this election.
Each non-employee director also received restricted stock units valued at approximately $75,000, which vest in one year.
The Compensation Committee believes that a balance of equity and cash compensation for non-employee directors is the most appropriate way to compensate them for board service. Providing the non-employee director the ability to elect equity in lieu of any or all cash compensation also offers some flexibility to the individual members. Equity compensation also aligns the board member's interests with the shareholders.
Director Stock Ownership Guidelines
Our Corporate Governance Principles include stock ownership guidelines for our non-employee directors. Under these guidelines, each such director should continue to hold the amount of equity compensation that he or she has been granted by us for service as a director over any of the past five years, excluding any equity compensation that would have been paid in cash but for the director electing to receive equity. Exceptions to this guideline should be authorized in advance by the Governance Committee. As with our executive stock ownership guidelines, we believe that these guidelines for directors promote alignment between the interests of our corporate leadership and our shareholders.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our common stock as of January 18, 2013 by:

•
each persons or entities, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), who is known to own beneficially more than 5 percent of the outstanding shares of our common stock;

•	each current director and director nominee;

•	each of the named executive officers; and

•	all directors and executive officers as a group.
Beneficial ownership is determined in accordance with the SEC's rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are currently exercisable, or exercisable within 60 days of January 18, 2013, are deemed to be outstanding and beneficially owned by that person. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
Except as indicated in the notes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder's name. Percentage of ownership is based on 12,392,860 shares of our common stock outstanding on January 18, 2013. All fractional common share amounts have been rounded to the nearest whole number. The address for each executive officer and director is Capella Education Company, Capella Tower, 225 South 6th Street, 9th Floor, Minneapolis, Minnesota 55402.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock
5% Shareholders (other than Mr. Shank)
Wells Capital Management (a) 420 Montgomery Street San Francisco, CA 94104	1,086,835	8.77%
BlackRock, Inc. (b) 40 East 52nd Street New York, NY 10022	921,366	7.43%
Renaissance Technologies (c) 800 Third Avenue New York, NY 10022	803,025	6.48%
The Vanguard Group, Inc. (d) 100 Vanguard Boulevard Malvern, PA 19355	781,163	6.30%
Directors and Named Executive Officers
Sally B. Chial (e)	45,764	*
J. Kevin Gilligan (f)	78,992	*
Scott L. Kinney (g)	2,818	*
Michael A. Linton (h)	614	*
Michael L. Lomax (i)	218	*
Jody G. Miller (j)	9,834	*
Hilary C. Pennington	—	*
Steven L. Polacek (k)	13,717	*
Stephen G. Shank (l)	1,279,893	10.33%
Andrew M. Slavitt (m)	13,455	*
David W. Smith (n)	18,170	*
Jeffrey W. Taylor (o)	10,134	*
Gregory W. Thom (p)	23,896	*
Darrell R. Tukua (q)	12,998	*
All directors and executive officers as a group (14 persons) (r)	1,510,503	12.19%
_______________
*    Less than 1%

(a)
Based on a Schedule 13F and a Schedule 13G/A, each filed under the Exchange Act on February 13, 2013 and reporting beneficial ownership as of December 31, 2012. To the best of our knowledge, the securities are beneficially owned by

Wells Fargo & Company on behalf of itself and its direct and indirect subsidiaries, Wells Capital Management Incorporated, Wells Fargo Funds Management, LLC, Wells Fargo Advisors, LLC, and Wells Fargo Bank, N.A., with Wells Fargo & Company having sole voting power over 99,855 shares and shared dispositive power over 1,086,835 shares.

(b)
Based on an amended Schedule 13G/A filed under the Exchange Act on February 8, 2013, reporting beneficial ownership as of December 31, 2012. The securities are beneficially owned by BlackRock, Inc. and related affiliates. BlackRock, Inc. reports having sole voting and sole dispositive power over all 921,366 shares.

(c)
Based on a Schedule 13G filed under the Exchange Act on February 12, 2013 reporting beneficial ownership as of December 31, 2012. The securities are beneficially owned by Renaissance Technologies, LLC. on behalf of itself and its direct and indirect subsidiary, Renaissance Technologies Holdings Corporation. The Vanguard Group, Inc. reports having sole voting power over 19,445 shares, and shared dispositive power over 19,086 shares and sole dispositive power over 762,077 shares.

(d)
Based on a Schedule 13G/A filed under the Exchange Act on February 11, 2013 reporting beneficial ownership as of December 31, 2012. The securities are beneficially owned by The Vanguard Group, Inc. on behalf of itself and its direct and indirect subsidiaries. The Vanguard Group, Inc. reports having sole voting power over 19,445 shares, and shared dispositive power over 19,086 shares and sole dispositive power over 762,077 shares.

(e)	Consists of (1) 1,077 shares held by Ms. Chial and (2) 44,687 shares underlying options granted to Ms. Chial that are exercisable within 60 days.

(f)	Consists of (1) 15,619 shares held by Mr. Gilligan, and (2) 63,373 shares underlying options granted to Mr. Gilligan that are exercisable within 60 days.

(g)	Consists of 2,818 shares underlying options granted to Mr. Kinney that are exercisable within 60 days.

(h)	Consists of 614 shares held by Mr. Linton.

(i)	Consists of 218 shares held by Mr. Lomax.

(j)	Consists of (1) 3,407 shares held by Ms. Miller and (2) 6,427 shares underlying options granted to Ms. Miller that are exercisable within 60 days.

(k)	Consists of (1) 4,293 shares held by Mr. Polacek and (2) 9,424 shares underlying options granted to Mr. Polacek that are exercisable within 60 days.

(l)
Consists of (1) 640,995 shares beneficially held by the Stephen G. Shank Revocable Trust, of which Mr. Shank is a trustee; (2) 96,750 shared beneficially held by the Stephen G. Shank December 2012 7-Year Grantor Retained Annuity Trust, the trustee of which is Mary Shank Retzlaff, the reporting person's daughter; (3) 96,750 shared beneficially held by the Judith F. Shank December 2012 7-Year Grantor Retained Annuity Trust, the trustee of which is Susan Shank, the reporting person's daughter; (4) 56,143 shares beneficially held by the Stephen G. Shank October 2011 10-Year Grantor Retained Annuity Trust, the trustee of which is Mary Shank Retzlaff, the reporting person's daughter; (5) 56,143 shares beneficially held by the Judith F. Shank October 2011 10-Year Grantor Retained Annuity Trust, the trustee of which is Susan Shank, the reporting person's daughter; (6) 53,724 shares beneficially held by the Stephen G. Shank October 2011 7-Year Grantor Retained Annuity Trust, the trustee of which is Mary Shank Retzlaff, the reporting person's daughter; (7) 53,724 shares beneficially held by the Judith F. Shank October 2011 7-Year Grantor Retained Annuity Trust, the trustee of which is Susan Shank, the reporting person's daughter; (8) 165,000 shares beneficially held by the Shank Family 2011 Generation Skipping Trust, the trustees of which are Wells Fargo Bank, NA and Judith F. Shank, the reporting person's spouse; (9) 6,735 shares beneficially held by the Shank Family Foundation, of which Mr. Shank is a trustee; and (10) 53,929 shares beneficially held by the Judith F. Shank Revocable Trust, of which Mr. Shank is a trustee. As a result, Mr. Shank has shared voting and shared dispositive power over 1,279,893 shares.

(m)	Consists of (1) 1,524 shares held by Mr. Slavitt, and (2) 11,931 shares underlying options granted to Mr. Slavitt that are exercisable within 60 days.

(n)	Consists of (1) 16,239 shares held by Mr. Smith and (2) 1,931 shares underlying options granted to Mr. Smith that are exercisable within 60 days.

(o)	Consists of (1) 8,203 shares held by Mr. Taylor, and (2) 1,931 shares underlying options granted to Mr. Taylor that are exercisable within 60 days.

(p)
Consists of (1) 1,100 shares held by Mr. Thom, (2) 21,764 shares underlying options granted to Mr. Thom that are exercisable within 60 days and (3) 1032 shares held by the Capella Retirement Savings Plan for Mr. Thom's account.

(q)
Consists of (1) 7,074 shares controlled by Mr. Tukua as trustee of the Darrell R. Tukua Revocable Trust and (2) 5,924 shares underlying options controlled by Mr. Tukua as trustee of the Darrell R. Tukua Revocable Trust that are exercisable within 60 days.

(r)
Includes (1) 170,210 shares underlying options granted to our directors and executive officers that are exercisable within 60 days and (2) 1,032 shares held by the Capella Retirement Savings Plan for the accounts of our executive officers.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Related Person Transaction Approval Policy
Our Board of Directors has adopted a written related person transaction approval policy, which sets forth our company's policies and procedures for the review, approval or ratification of any transaction required to be reported in the Company's filings with the SEC. Our policy applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our company (including any subsidiaries) is or will be a participant and in which a related person has a direct or indirect interest, but exempts the following:

•	payment of compensation by our company to a related person for the related person's service to our company as a director, officer or employee;

•	transactions available to all employees or all shareholders of our company on the same terms;

•
transactions, which when aggregated with the amount of all other transactions between our company and a related person (or any entity in which the related person has an interest), involve less than $120,000 in a fiscal year; and

•	transactions in the ordinary course of business at the same prices and on the same terms as are made available to customers of the company generally.
The Audit Committee of our Board of Directors is to approve any related person transaction subject to this policy before commencement of the related person transaction. If such a transaction is not identified until after it has commenced, it must then be brought to the Audit Committee, which will consider all options, including approval, ratification, amendment, denial, termination or, if the transaction is completed, rescission. The Audit Committee will analyze the following factors, in addition to any other factors the committee deems appropriate, in determining whether to approve or ratify a related person transaction:

•	whether the terms are fair to our company;

•	whether the transaction is material to our company;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interests of all related persons in the related person transaction.
The Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our company and the related person taking any actions that the Audit Committee deems appropriate. The Audit Committee has delegated to its chairperson authority to approve or take any other action with respect to a related person transaction that the committee itself would be authorized to take pursuant to this policy.
Currently and during 2012, our company was not party to any transactions that were determined to be related person transactions.
EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2012, with respect to shares of our common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity Compensation Plans Approved by Securityholders	738,458	(1)	$52.21	1,734,424	(2)
Equity Compensation Plans Not Approved by Securityholders	none			none
Total	738,458	(1)	$52.21	1,734,424	(2)
_______________

(1)
Includes 614,149 outstanding options to purchase shares of our common stock under the Capella Education Company 2005 Stock Incentive Plan, the Capella Education Company 1999 Stock Option Plan, and the Capella Education Company 1993 Stock Option Plan and 124,309 outstanding RSUs that will be settled with shares of our common stock under the Capella Education Company 2005 Stock Incentive Plan.

(2)
Includes 1,284,424 shares available for future issuances under the Capella Education Company 2005 Stock Incentive Plan and 450,000 shares reserved for future issuance under an employee stock purchase plan that we may implement in the future.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the 1934 Act requires that our company's directors and executive officers file initial reports of ownership and reports of changes in ownership with the SEC. Directors and executive officers are required to furnish our company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to our company and written representations from our company's directors and executive officers, all Section 16(a) filing requirements were met for the fiscal year ended December 31, 2012.
ADDITIONAL INFORMATION
Our 2012 Annual Report and our Annual Report on Form 10-K for fiscal year 2012, including financial statements, are being delivered with this proxy statement and are available on the Internet as indicated in the Notice. Shareholders whose shares are held in a brokerage, bank or similar account will receive a Notice Regarding the Availability of Proxy Materials from the organization holding the account. The Notice contains instructions on how to access our proxy materials on the Internet and how to request a paper or e-mail copy of our proxy materials, including our 2012 Annual Report and Annual Report on Form 10-K.
As of the date of this proxy statement, management knows of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the persons named in the proxies solicited by our Board of Directors, in accordance with their best judgment, will vote the shares represented by these proxies.
Shareholders who wish to obtain an additional copy of our Annual Report on Form 10-K, to be filed with the SEC for the fiscal year ended December 31, 2012, may do so without charge by writing to Investor Relations, Capella Education Company, Capella Tower, 225 South 6th Street, 9th Floor, Minneapolis, Minnesota 55402.
By Order of the Board of Directors,
Gregory W. Thom
Secretary
Dated: March 22, 2013

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 07, 2013

CAPELLA EDUCATION CO.

Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 11, 2013
Date: May 07, 2013 **Time:** 9:00 AM CDT
Location: Capella Tower
225 South 6th Street
3rd Floor Business Center
Minneapolis, Minnesota 55402

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

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— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Shareholder Letter 2. Notice & Proxy Statement 3. Annual Report

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Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

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Voting items

1. Election of Directors

Nominees

01	J. Kevin Gilligan	02	Michael A. Linton	03	Michael L. Lomax	04	Jody G. Miller	05	Hilary C. Pennington
06	Stephen G. Shank	07	Andrew M. Slavitt	08	David W. Smith	09	Jeffrey W. Taylor	10	Darrell R. Tukua

The Board of Directors recommends you vote FOR the following proposal(s):

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CAPELLA EDUCATION COMPANY

CAPELLA EDUCATION CO.
225 SOUTH 6th STREET, 9TH FLOOR
MINNEAPOLIS, MN 55402

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 J. Kevin Gilligan	02 Michael A. Linton	03 Michael L. Lomax	04 Jody G. Miller	05 Hilary C. Pennington
06 Stephen G. Shank	07 Andrew M. Slavitt	08 David W. Smith	09 Jeffrey W. Taylor	10 Darrell R. Tukua

The Board of Directors recommends you vote FOR proposals 2 and 3.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Shareholder Letter, Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

CAPELLA EDUCATION CO.
Annual Meeting of Shareholders
May 7, 2013 9:00 AM CT
This proxy is solicited by the Board of Directors

The undersigned, revoking all prior proxies, appoints J. Kevin Gilligan and Gregory W. Thom, or either of them acting alone, as proxies, with full power of substitution, to represent the undersigned and to vote, as indicated on the reverse side and otherwise in their discretion upon such other matters as may properly come before the meeting, all shares of the common stock of Capella Education Company that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at Capella Tower, 225 South 6th Street, 3rd Floor Business Center, Minneapolis, Minnesota 55402 on Tuesday, May 7, 2013 at 9:00 a.m. CT and at any adjournment thereof. The undersigned hereby acknowledges receipt of the Proxy Statement of the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

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Continued and to be signed on reverse side